UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.	☐ Confidential, for Use of the Commission Only (as permitted
☑	Definitive Proxy Statement.	by Rule 14a-6(e)(2)).
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2015

To the stockholders of Allscripts Healthcare Solutions, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), will be held on Friday, May 29, 2015, at 10:00 a.m. local time at the Company’s principal executive offices, located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, for the following purposes:

1.	To elect seven directors, each to serve until the Company’s 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve, on an advisory basis, the Company’s named executive officer compensation;

4.	To approve the amendment and restatement of the Company’s Fourth Amended and Restated Certificate of Incorporation to eliminate certain provisions that are no longer effective and to make other clerical changes; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These items are described more fully in the accompanying proxy statement. Only stockholders of record as of the close of business on April 2, 2015 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

Sincerely,
Brian P. Farley
Senior Vice President
General Counsel and Corporate Secretary

Chicago, Illinois
April 14, 2015

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR STOCKHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Friday, May 29, 2015 at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be held at the Company’s principal executive offices, located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

These materials were first sent or made available to the Company’s stockholders on April 14, 2015. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (this “Proxy Statement”).

What is included in these proxy materials?

These proxy materials include:

•	The Notice of Annual Meeting of Stockholders for the Annual Meeting;

•	This Proxy Statement; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

The Company is aware of four items on which stockholders may vote at the Annual Meeting:

•	The election to the Company’s Board of Directors (the “Board”) of the seven nominees named in this Proxy Statement (Proposal One);

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 (Proposal Two);

•	A non-binding advisory resolution to approve the Company’s named executive officer compensation (Proposal Three); and

•

The amendment and restatement of the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate certain provisions that are no longer effective and to make other clerical changes (Proposal Four).

Will any other business be conducted at the meeting?

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters come before the Company’s stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” election of each of the nominees named in this Proxy Statement to the Board (Proposal One);

•	“FOR” ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 (Proposal Two);

•	“FOR” approval of the advisory resolution to approve the Company’s named executive officer compensation (Proposal Three); and

•	“FOR” the amendment and restatement of the Certificate of Incorporation to eliminate certain provisions that are no longer effective and to make other clerical changes (Proposal Four).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to its stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the physical printing and mailing of materials.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of its stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, stockholders may write or call the Company at: Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Investor Relations, or (312) 506-1200.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting and instruct the Company to send future proxy materials to you by e-mail. Choosing to receive future proxy materials by e-mail will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only stockholders of record as of the close of business on April 2, 2015 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at, the Annual Meeting. As of the Record Date, there were 180,811,291 shares of the Company’s common stock issued and outstanding, held by 415 holders of record. In addition to stockholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•

In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In Person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver’s license or a passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

What is the quorum required for the Annual Meeting?

The presence, in person or by proxy, of the holders of not less than one-third of the total number of shares of the Company’s common stock issued and outstanding as of the Record Date will constitute a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote over the Internet or by telephone, or if you attend the Annual Meeting. If a quorum is not present, the Company may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Paul M. Black and Richard J. Poulton, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal Two.

Each of the other proposals, including the election of directors (Proposal One), the advisory resolution to approve the Company’s named executive officer compensation (Proposal Three), and the amendment and restatement of the Certificate of Incorporation (Proposal Four) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with each of Proposals One, Three, and Four.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal One), in accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, he or she will be elected as a director to serve until the Company’s 2016 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, he or she must tender a resignation as director, and such resignation will be considered by the Nominating and Governance Committee of the Board (the “Nominating Committee”) in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Approval of each of Proposal Two and Proposal Three requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matter. Approval of Proposal Four requires the affirmative vote of a majority of the Company’s outstanding shares entitled to vote thereon.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors (Proposal One), a stockholder abstention or broker non-vote with respect to any nominee will have no effect on that nominee’s election. With respect to Proposal Two and Proposal Three, a stockholder abstention will have the effect of a vote “AGAINST” the approval of each proposal, but a broker non-vote will have no effect on the approval of the proposal. With respect to Proposal Four, a failure to vote, stockholder abstention, or broker non-vote will have the same effect as a vote “AGAINST” the proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative of Broadridge will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The Company’s main telephone number is (312) 506-1200.

Who is paying the costs of the proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers, or other similar organizations representing beneficial owners of shares for the Annual Meeting. The Company has agreed to pay MacKenzie a fee of approximately $15,000 plus out-of-pocket expenses. MacKenzie may be contacted at (800) 322-2885.

The Company must also pay brokerage firms, banks, broker-dealers, or other similar organizations representing beneficial owners of shares held in street name certain fees associated with (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. In addition to solicitations by mail, the proxy solicitor and certain of the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. If you are a beneficial owner as of the Record Date of shares held in street name, you must also bring a proxy issued in your name from the brokerage firm, bank, broker-dealer, or other similar organization that is the record holder of your shares. The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 Annual Meeting of Stockholders?

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a stockholder intends to present at the Company’s 2016 Annual Meeting of Stockholders and wishes to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2016 Annual Meeting of Stockholders must be received by no later than December 15, 2015. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Requirements for Other Stockholder Proposals to be Brought Before the 2016 Annual Meeting of Stockholders and Director Nominations. Notice of any director nomination or any proposal that a stockholder intends to present at the Company’s 2016 Annual Meeting of Stockholders, but does not intend to have included in the Company’s proxy statement and form of proxy related to the Company’s 2016 Annual Meeting of Stockholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, not earlier than the close of business on December 31, 2015, and not later than the close of business on January 30, 2016. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the Company’s 2016 Annual Meeting of Stockholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS

Listed below are the seven nominees for election as a director, each of whom currently serves on the Board. On January 22, 2015, Robert J. Cindrich, 71, who has served on the Board since 2012, notified the Board of his intention to not stand for re-election at the end of his current term, which will expire at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Each of the nominees listed below has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will serve a one-year term.

The Board comprises a diverse group of leaders in their respective fields. Many of the Company’s directors have senior leadership experience at major domestic and multinational companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company reporting, compliance, risk management, and leadership development. Many directors also have experience serving as executive officers of, or on boards of directors and board committees of, other public companies, and have an understanding of corporate governance practices and trends. The Board believes that the collective experiences, viewpoints, and perspectives of the Company’s nominees for directors results in a Board with the commitment and energy to advance the interests of the Company’s stockholders.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Stuart L. Bascomb	Director	73	2012
Paul M. Black	Director, Chief Executive Officer and President	57	2012
Dennis H. Chookaszian	Director	71	2010
Michael A. Klayko	Chairman of the Board	60	2013
Anita V. Pramoda	Director	40	2013
David D. Stevens	Director	62	2012
Ralph H. “Randy” Thurman	Director	65	2012

The Board and the Nominating Committee believe the skills, qualities, attributes, and experience of the nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and the Company’s management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes, and experience of the nominees that led the Board and the Nominating Committee to determine that it is appropriate to nominate these directors.

Stuart L. Bascomb currently serves as Chairman Emeritus of Qualsight, Inc., a Chicago, Illinois-based company that manages laser vision correction surgery services. From 2004 through 2012, Mr. Bascomb was Chairman and Chief Executive Officer of Qualsight, Inc. From 1989 through 2004, Mr. Bascomb held various management and executive positions (including Chief Financial Officer and Executive Vice President of Sales, Client Services and Provider Relations) at Express Scripts, Inc., a public company focused on pharmacy benefit management services, at which he also served as a director from 2000 through 2004. From 1976 to 1989, Mr. Bascomb held several management positions (including Chief Financial Officer and Executive Vice President) at Medicare-Glaser Corp., a public retail pharmacy company, where he also served as a director. Among other qualifications, Mr. Bascomb brings extensive financial and accounting expertise and experience in the healthcare industry.

Paul M. Black has served as the Company’s Chief Executive Officer and President since December 2012. Before joining the Company, Mr. Black served as Operating Executive of Genstar Capital, LLC, a private equity firm; and Senior Advisor at New Mountain Finance Corporation, an investment management company. From 1994 to 2007, Mr. Black served in various executive positions (including Chief Operating Officer) at Cerner Corporation, a healthcare information technology company. Mr. Black currently serves as a director of Truman Medical Centers. Within the past five years, Mr. Black has served as a director of Haemonetics Corporation, a publicly-traded medical device company, as well as several other private companies in the healthcare and software industries. Among other qualifications, Mr. Black brings extensive experience in the healthcare information technology industry, along with experience in the management of worldwide operations, sales, and support.

Dennis H. Chookaszian served as Chairman of the Board from April 2012 until March 2014. From 2007 until 2011, Mr. Chookaszian served as Chairman of the Financial Accounting Standards Advisory Council, the advisory council to the Financial Advisory Standards Board. From 1999 until 2011, Mr. Chookaszian served as Chairman and Chief Executive Officer of mPower, Inc., a financial advice provider focused on the online management of 401(k) plans. Previously, Mr. Chookaszian worked for over 27 years at CNA Insurance Companies, including as its Chairman and Chief Executive Officer from 1992 until 1999, its President and Chief Operating Officer from 1990 until 1992, and its Chief Financial Officer from 1975 until 1990. Mr. Chookaszian currently serves as a director of CME Group, Inc., a publicly-traded owner and operator of derivatives and futures exchanges as well as online trading platforms; a director of Career Education Corporation, a publicly-traded, for-profit, post-secondary higher education provider; and Internet Patents Corporation, a publicly-traded patent licensing business focused on e-commerce and online insurance distribution technologies. Within the past five years, Mr. Chookaszian has also served as a director of LoopNet, Inc. Mr. Chookaszian is a registered certified public accountant. Among other qualifications, Mr. Chookaszian brings extensive financial and accounting expertise, along with a wide range of business experience as a chief executive officer and public company board member.

Michael A. Klayko has been the Chairman of the Board since March 2014. Mr. Klayko currently serves as the Chief Executive Officer of AOptix Technologies, Inc., a privately-held provider of wireless communications and mobile network solutions; as well as Chief Executive Officer of MKA Capital, an investment company focused on technology investments. From 2005 until 2013, Mr. Klayko served as Chief Executive Officer of Brocade Communications Systems, Inc., a comprehensive network solutions provider. Mr. Klayko has previously held executive positions at Rhapsody Networks, Inc. (including as its Chief Executive Officer); McDATA Corp., EMC Corporation, Hewlett-Packard Company, and International Business Machines Corporation. Mr. Klayko currently serves as a director of PMC-Sierra, Inc., a publicly-traded semiconductor and software solutions company focused on storage, optical, and mobile networks. Within the past five years, Mr. Klayko served as a director of Bally Technologies, Inc., a publicly-traded manufacturer of slot machines and other gaming technologies, as well as several other private companies in the technology industry. Among other qualifications, Mr. Klayko brings over 35 years of leadership experience in the technology industry as well as extensive experience in the management of worldwide operations, sales, and support.

Anita V. Pramoda currently serves as Chief Executive Officer and a director of TangramCare, a privately-held healthcare information technology company. From 2009 until 2012, Ms. Pramoda served as the Chief Financial Officer of Epic Systems Corporation, a privately-held healthcare information technology company. From 2006 until 2008, Ms. Pramoda served as the Chief Financial Officer of Ontech Operations, Inc., a privately-held manufacturer of containers for food, beverage, and other manufacturers. Ms. Pramoda also currently serves as a director of Dignity Health Foundation, a non-profit organization. Among other qualifications, Ms. Pramoda has extensive financial and accounting experience as well as extensive experience in the healthcare information technology industry.

David D. Stevens currently serves as a private advisor and investor in private equity in the healthcare services industry. From 1983 until 2006, Mr. Stevens served in various executive roles at Accredo Health Group, Inc. (f/k/a Accredo Health, Inc.) and its predecessor companies, serving as its Chief Executive Officer from 1995 until 2006, its Chairman of the Board from 1995 until 2005, and its President and Chief Operating Officer from 1993 until 1996. Accredo Health Group, Inc. was acquired by Medco Health Solutions, Inc. in 2005. Mr. Stevens currently serves as a director of Viasystems Group, Inc., a publicly-traded company that provides complex multi-layer printed circuit boards and electro-mechanical solutions; Wright Medical Group, Inc., a publicly-traded orthopedic company that designs, manufactures, and distributes extremity and biologic solutions; and several privately-held healthcare companies. During the past five years, Mr. Stevens served as a director of Medco Health Solutions, Inc., a pharmacy benefits management company that was publicly-traded prior to its acquisition by Express Scripts, Inc. in 2012; and Thomas & Betts Corporation, a manufacturer of electrical, electronic, mechanical, and utility products that was publicly-traded prior to its acquisition by ABB Ltd in 2012. Among other qualifications, Mr. Stevens brings extensive financial and operating expertise, leadership experience, experience with serving on boards of directors, and significant experience in the healthcare industry.

Ralph H. “Randy” Thurman currently serves as a senior advisor in the private equity industry. He is currently Executive Chairman of Presbia PLC (an Orchard Capital Corporation company), a publicly-traded medical device company, and is a member of the executive investment council of Levitt Equity Partners, a private equity firm. From 2008 until 2011, Mr. Thurman served as Executive Chairman of CardioNet Inc. (now known as BioTelemetry, Inc.), and as its interim Chief Executive Officer from 2008 until 2010. From 2001 until 2007, Mr. Thurman was Founder, Chairman and Chief Executive

Officer of VIASYS Healthcare Inc., a diversified healthcare technology company, which was acquired by Cardinal Healthcare Inc. in 2007. Mr. Thurman served as a consultant to Cardinal Healthcare Inc. from the date of acquisition until 2008. From 1997 until 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, which provided advisory services to bio-pharmaceutical, genomic, and medical device companies. From 1993 until 1997, Mr. Thurman was Chairman and Chief Executive Officer of Corning Life Sciences, Inc., and from 1984 until 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President. Among other qualifications, Mr. Thurman brings significant operating and investing expertise as well as extensive expertise in the healthcare industry.

CORPORATE GOVERNANCE

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the Company’s stockholders are being served. The Company’s Corporate Governance Guidelines are available at the “Corporate Governance” section at investor.allscripts.com.

Board Leadership Structure

The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance. The Board currently believes that the separation of the Chairman and the Chief Executive Officer roles allows the Company’s Chief Executive Officer to focus his time and energy on operating and managing the Company. The Board periodically reviews this leadership structure to determine whether it continues to best serve the Company and its stockholders.

Board Meetings and Committees

The Board met a total of six times during 2014. The Board has determined that all Board members, other than Mr. Black, are independent under applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”) and the SEC.

The Board has a standing Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”), in addition to the Nominating Committee. The Board has determined that each of the committee members is independent under applicable NASDAQ and SEC rules for committee memberships. The members of the committees are shown in the tables below.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Stuart L. Bascomb	Chairman	—	—
Paul M. Black	—	—	—
Dennis H. Chookaszian	—	—	Member
Robert J. Cindrich	Member	—	Member
Michael A. Klayko	—	Member	Member
Anita V. Pramoda	Member	Member	—
David D. Stevens	Member	—	Chairman
Ralph H. “Randy” Thurman	—	Chairman	—

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others; appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto; overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto; reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and overseeing the risk assessments related to the Company conducted by the Company’s management. The Audit Committee is also responsible for reviewing all related party transactions and has the authority to approve all such transactions. The Audit Committee met a total of nine times during 2014.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, administering the Company’s equity compensation plans, and reviewing the Board’s compensation. For a further description of the Compensation Committee’s processes and procedures, including the roles of the Company’s management and independent compensation consultants in the Compensation Committee’s decision-making process, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met a total of five times during 2014.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure, and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness, and is primarily responsible for the oversight of corporate governance at the

Company, including implementation of the Company’s Corporate Governance Guidelines. In March 2015, the Nominating Committee recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. The Nominating Committee met a total of four times during 2014.

Each of the Audit Committee, the Compensation Committee, and the Nominating Committee operates under written charters adopted by the Board. These charters are available at the “Corporate Governance” section at investor.allscripts.com.

During 2014, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by each committee of the Board on which such person served (during the period that such person served).

There are no family relationships among the Company’s executive officers and directors.

Consideration of Director Nominees

Stockholder Nominees

The Nominating Committee considers properly submitted stockholder nominations for candidates for membership on the Board in accordance with the Company’s bylaws and as described below under “Identifying and Evaluating Nominees for Directors.” Stockholder nominations for candidates for membership on the Board must comply with the requirements set forth in the Company’s bylaws, and must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No person will be eligible for election as a director unless nominated in accordance with the procedures set forth in the Company’s bylaws. Nominations must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, not earlier than the close of business on December 31, 2015, and not later than the close of business on January 30, 2016.

Director Qualifications

In discharging its responsibilities to nominate candidates to the Board, the Nominating Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating Committee endeavors to identify and evaluate candidates based on their specific healthcare and related industry experience, business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, diversity, ability to understand the Company’s business, willingness to devote the necessary time to Board duties, and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the Nominating Committee may consider such factors as differences in viewpoint, professional experience, education, skills, and other individual qualifications that contribute to board heterogeneity, including characteristics such as gender, race, and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through management, current Company directors, Company stockholders, or other persons. These candidates are evaluated and discussed by members of the Nominating Committee from time to time. Candidates may be considered at any point during the year.

As described above, the Nominating Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. If any materials are provided by a Company stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee. The Nominating Committee also may review materials provided by professional search firms or other parties in connection with a nominee.

Board Oversight of Risk Management

The Board believes that evaluating how the Company’s senior management team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. The Audit Committee’s oversight includes, among other things, the review of regular reports from the Company’s Senior Vice President, Chief Compliance Officer; the Company’s Vice President,

Corporate Audit; and other members of the Company’s management as to the identification and status of risks to the Company, including financial risks and litigation claims and risks. As with other matters, the Audit Committee regularly discusses these topics with the Board.

Additionally, when determined by the Board or by the Company’s management to be advisable, the Board or selected committees of the Board may undertake a formal enterprise risk assessment, at which risks facing the Company and associated responses are evaluated in detail. The Board also receives regular financial and business updates from the Company’s senior management, which updates involve detailed reports on financial and business risks facing the Company when applicable.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Chairman of each of these committees may periodically apprise the Board of significant risks and the Company’s management’s response to these risks.

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Company’s executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking, and the majority of compensation provided to the Company’s executive officers is in the form of long-term equity awards that help align executive pay with the long-term interests of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s financial or stock price performance, and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term stockholder value creation.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results.

While the Board and its committees oversee risk management strategy, the Company’s management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Audit Committee Financial Experts

The Board has determined that each of Mr. Bascomb and Ms. Pramoda qualifies as an “audit committee financial expert” as defined under applicable SEC rules. The Board has also determined that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its employees, including the Company’s principal executive officer, principal financial officer, and senior accounting officers, as well as to the Board. The Code of Conduct is available at the “Corporate Governance” section at investor.allscripts.com. The Company intends to disclose any changes in, or waivers from, this code by posting such information on the same website or by filing a Form 8-K with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2014, except for the following: (a) one Form 3 was filed for James R. Hewitt on March 10, 2014 with respect to his initial report of ownership of the Company’s common stock; (b) one Form 4 was filed for

Mr. Hewitt on March 10, 2014 with respect to the award of 20,260 service-based restricted stock units (“RSUs”); and (c) one Form 4 was filed for Mr. Hewitt on March 26, 2015 with respect to the disposition of 29,313 RSUs to cover tax withholding liabilities.

Certain Relationships and Related Transactions

The Company, or one or more of its subsidiaries, may occasionally enter into transactions with certain “related persons.” Related persons include the Company’s executive officers, directors, beneficial owners of more than 5% of the Company’s common stock, immediately family members of any of these persons, and entities in which one or more of these persons has a direct or indirect material interest. The Company refers to transactions with these related persons as “related party transactions.”

In accordance with the Company’s written policy, the Audit Committee (or, in certain circumstances, disinterested members of the Board) is responsible for the review and approval of each related party transaction exceeding $120,000 in which a related person has a direct or indirect material interest. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including, without limitation:

•	The size of the transaction and the amount of consideration payable to a related person;

•	The nature of the interest of the applicable executive officer, director, or five percent stockholder in the transaction;

•	Whether the transaction may involve a conflict of interest;

•	Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties; and

•

Whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Since January 1, 2014, neither the Board nor the Audit Committee has been made aware of or asked to review and approve any “related party transactions.”

Compensation Committee Interlocks and Insider Participation

Mr. Klayko, Ms. Pramoda, and Mr. Thurman were the members of the Compensation Committee during 2014. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2014.

Attendance of Directors at 2015 Annual Meeting of Stockholders

The Company expects all of its directors to attend its annual meetings of stockholders absent an unavoidable and irreconcilable conflict. All of the Company’s directors attended the Company’s 2014 Annual Meeting of Stockholders.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, with a request to forward the communication to the intended recipient(s). In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board member(s) will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.

Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls, or auditing matters can be found in the Company’s Code of Conduct, which is available at the “Corporate Governance” section at investor.allscripts.com.

Compensation of Directors

The Compensation Committee is responsible for reviewing and approving the compensation program for the Company’s non-employee directors. The Compensation Committee utilizes a combination of cash and equity as a way to attract and retain qualified directors.

Cash Compensation

For 2014, the annual retainer paid to the Company’s non-employee directors was $60,000, payable in equal quarterly installments. Non-employee directors also received a retainer of $2,000 for attendance at Board meetings in excess of ten per year, and $1,500 for attendance at each committee meeting. The Chairman of the Board may waive the additional $2,000 fee for the entire Board, and may waive the $1,500 fee for any applicable committee meeting for the attendees thereof. The Chairman of each committee may also waive the $1,500 fee for any committee meeting he chairs. Each non-employee director of the Company is also reimbursed for expenses incurred when attending Board and committee meetings and other Board-related activities.

The Chairman of the Board receives an additional annual retainer in the amount of $100,000, payable in equal quarterly installments. Each Chairman of the Audit Committee, Compensation Committee, and Nominating Committee receives an additional annual retainer of $25,000, $25,000, and $15,000, respectively, for his service as chairman of the respective committees, payable in equal quarterly installments. Each member of the Audit Committee, Compensation Committee, and Nominating Committee also receives an additional annual retainer of $2,500 per committee served. All of the foregoing payments are pro-rated for the dates of applicable service.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payment in the form of deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock at the time the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested.

Equity Compensation

Under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”), the Company’s non-employee directors are eligible to receive equity awards in the form of stock options, restricted stock, or RSUs at the discretion of the Board or the Compensation Committee. For 2014, the value of each annual equity award was $200,000, delivered in the form of RSUs, which vest on a monthly basis or, if earlier, upon a change of control of the Company. The distribution of shares of common stock underlying the RSUs is deferred until the earlier to occur of the fourth anniversary of the grant date, the director’s termination of service with the Board, or a change of control of the Company. Annual director equity awards are granted immediately following the Company’s annual meeting of stockholders to coincide with the commencement of director terms.

Director Compensation – 2014

The following table shows information regarding the compensation earned during 2014 by the Company’s non-employee directors who served on the Board during the year. The compensation paid to Mr. Black is shown in the table entitled “Summary Compensation Table – 2014, 2013 and 2012” and the related explanatory tables in the “Executive Compensation” section below. Mr. Black does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stuart L. Bascomb	101,000	200,003	301,003
Dennis H. Chookaszian	87,944	200,003	287,947
Robert J. Cindrich	84,500	200,003	284,503
Michael A. Klayko	154,806	200,003	354,809
Anita V. Pramoda	78,750	200,003	278,753
David D. Stevens	99,500	200,003	299,503
Ralph H. “Randy” Thurman	95,000	200,003	295,003

(1)	This column reports the amount of cash compensation earned by each director during 2014 for his or her Board and committee service. As described above, non-employee directors may elect to convert all or a portion of their cash compensation into fully-vested DSUs. No non-employee director elected to do so in 2014.

(2)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSU awards granted to non-employee directors during 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The grant date fair value of RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The aggregate number of equity awards outstanding, including DSUs issued in lieu of cash compensation, as of December 31, 2014, for the Company’s non-employee directors are as follows:

Number of Shares Subject to Outstanding RSUs/DSUs as of 12/31/14
Stuart L. Bascomb	46,056
Dennis H. Chookaszian	63,352
Robert J. Cindrich	46,056
Michael A. Klayko	27,757
Anita V. Pramoda	27,757
David D. Stevens	46,056
Ralph H. “Randy” Thurman	46,056

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show certain information as of April 2, 2015 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person the Company believes beneficially holds more than five percent of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table – 2014, 2013 and 2012” in the “Executive Compensation” section below; and (iv) all directors and executive officers as a group.

Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

>5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Wellington Management Group LLP(1)	25,145,448	13.91%
Goldman Sachs Asset Management, L.P.(2)	19,269,633	10.66%
Blue Harbour Group, LP(3)	12,639,700	6.99%
Vanguard Specialized Funds - Vanguard Health Care Fund(4)	11,198,893	6.19%
Eminence Capital, LP(5)	10,799,707	5.97%
BlackRock, Inc.(6)	10,591,357	5.86%
The Vanguard Group(7)	10,473,879	5.79%

Named Executive Officers, Directors, and Director Nominees	Shares of Common Stock Beneficially Owned	Options Exercisable, Stock Awards Vesting, and DSUs Convertible Within 60 Days(8)	Total	Percent of Common Stock Outstanding
Paul M. Black(9)	436,398	12,237	448,635	*
Richard J. Poulton	76,163	94,340	170,503	*
Dennis M. Olis	70,520	58,962	129,482	*
Brian P. Farley	21,504	105,340	126,844	*
James R. Hewitt	58,280	83,274	141,554	*
Stuart L. Bascomb	64,244	2,256	66,500	*
Dennis H. Chookaszian	111,096	2,256	113,352	*
Robert J. Cindrich	57,330	2,256	59,586	*
Michael A. Klayko(10)	49,001	2,256	51,257	*
Anita V. Pramoda	27,518	2,256	29,774	*
David D. Stevens	92,245	2,256	94,501	*
Ralph H. “Randy” Thurman	56,649	2,256	58,905	*
All directors and current executive officers as a group (12 persons)	1,120,948	369,945	1,490,893	*

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

(1)	This information is derived from a Schedule 13G/A filed by Wellington Management Group LLP on February 12, 2015. According to the Schedule 13G/A, Wellington Management Group LLP had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 9,822,300 shares, and shared power to dispose of or direct the disposition of 25,145,448 shares. According to the Schedule 13G/A, Wellington Management Group LLP lists its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(2)	This information is derived from a Schedule 13G filed by Goldman Sachs Asset Management, L.P., filing jointly with GS Investment Strategies, LLC (collectively, “GSAM”), on March 10, 2015. According to the Schedule 13G, GSAM had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 18,864,026 shares, and shared power to dispose of or direct the disposition of 19,269,633 shares. According to the Schedule 13G, each of the reporting persons lists its address as 200 West Street, New York, New York 10282.

(3)	This information is derived from a Schedule 13D filed by Blue Harbour Group, LP, filing jointly with Blue Harbour Holdings, LLC and Clifton S. Robbins (collectively, the “Blue Harbour Reporting Persons”), on October 10, 2014. According to the Schedule 13D, the Blue Harbour Reporting Persons had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 12,639,700 shares, and shared power to dispose of or direct the disposition of 12,639,700 shares. According to the Schedule 13D, each of the Blue Harbour Reporting Persons lists its or his address as 646 Steamboat Road, Greenwich, Connecticut 06830.

(4)	This information is derived from a Schedule 13G filed by Vanguard Specialized Funds - Vanguard Health Care Fund (“Vanguard Specialized Funds”) on February 6, 2015. According to the Schedule 13G, Vanguard Specialized Funds had sole power to vote or direct the vote of 11,198,893 shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G, Vanguard Specialized Funds lists its address as 100 Vanguard Blvd, Malvern, PA 19355.

(5)	This information is derived from a Schedule 13G/A filed by Eminence Capital, LP, filing jointly with Eminence GP, LLC and Ricky C. Sandler (collectively, the “Eminence Reporting Persons”), on February 17, 2015. According to the Schedule 13G/A, the Eminence Reporting Persons had sole power to vote or direct the vote of 9,580 shares, sole power to dispose of or direct the disposition of 9,580 shares, shared power to vote or direct the vote of 10,789,707 shares, and shared power to dispose of or direct the disposition of 10,789,707 shares. According to the Schedule 13G/A, each of the Eminence Reporting Persons lists its or his address as 65 East 55th Street, 25th Floor, New York, New York 10022.

(6)	This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 9, 2015. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 9,758,384 shares, sole power to dispose of or direct the disposition of 10,591,357 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, BlackRock, Inc. lists its address as 40 East 52nd Street, New York, New York 10022.

(7)	This information is derived from a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 11, 2015. According to the Schedule 13G, Vanguard had sole power to vote or direct the vote of 117,244 shares, sole power to dispose of or direct the disposition of 10,373,495 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of 100,384 shares. According to the Schedule 13G, Vanguard lists its address as 100 Vanguard Blvd, Malvern, PA 19355.

(8)	Represents shares of the Company’s common stock held and options held that were exercisable at the Table Date or within sixty days thereafter. Does not include RSUs that vest more than 60 days after the Table Date. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(9)	Voting and dispositive power over 68,555 shares of common stock presented for Mr. Black are shared with Mr. Black’s wife.

(10)	The shares of common stock presented for Mr. Klayko are held in a family trust in which he shares voting and dispositive power.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information, as of December 31, 2014, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by stockholders	7,804,259		14.35	(1)	10,009,396	(2)
Equity compensation plans not approved by stockholders	—		—		—

Total	7,804,259	(3)	14.35		10,009,396

(1)	The weighted average exercise price excludes a total of 5,096,203 RSUs and awards granted under equity compensation plans approved by stockholders with no exercise price but with a weighted average grant date fair market value of approximately $15.69 as of December 31, 2014.

(2)	Includes 2,659,177 shares available for issuance under the Amended and Restated Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan. Also includes 7,215,980 shares available for issuance pursuant to the 2011 Stock Incentive Plan, which includes 2,500,000 additional shares approved by the Company’s stockholders at the Company’s 2013 Annual Meeting of Stockholders.

(3)	Excludes 718,925 shares subject to options, restricted stock, and RSU awards outstanding pursuant to the Eclipsys Corporation 2005 Inducement Grant Stock Incentive Plan, 2008 Omnibus Incentive Plan, Inducement Grant Omnibus Incentive Plan, Inducement Grant Plan, and Amended and Restated 2000 Stock Incentive Plan, which the Company assumed in connection with its 2010 merger with Eclipsys Corporation. The options have a weighted-average exercise price of $15.96 as of December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During 2014, the Company continued to build on the operational and financial transformation that began in 2013 under its new management team. The Company took steps to strengthen its client base, develop its portfolio of solutions, and improve its business operations. The Company also distributed a number of major software releases to its core solutions, strengthened its relationships with existing clients, executed several multi-year agreements for managed services offerings, and expanded its global client base. The Company’s financial performance in 2014 was indicative of continued improvement and increased efficiency in its business.

In response to the low level of stockholder support (45% of votes cast) for the Company’s 2014 say-on-pay proposal, the Compensation Committee made changes to reinforce the Company’s serious commitment to a competitive compensation program that aligns executive pay with the Company’s performance. The Compensation Committee solicited feedback from several of the Company’s largest stockholders, and found that many viewed the Company’s February 2014 modifications to Mr. Black’s equity awards, as more fully described below, as well as the Company’s decision to pay additional cash bonuses to certain key employees, including certain of the Company’s named executive officers (the “NEOs”), to each be inconsistent with the Company’s otherwise strong pay-for-performance compensation plan design.

After considering this stockholder feedback, the Company and Mr. Black entered into subsequent agreements that had the effect of unwinding the equity award modifications in their entirety, including the forfeiture of the additional equity award made as part of the modifications. The modifications were disclosed in a forward-looking manner in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders, and the modifications and subsequent cancellation of the modifications are described in more detail in “—Equity Award Modification and Subsequent Reversal for Mr. Black” below.

In addition, during 2014, the Compensation Committee continued its ongoing review of the Company’s executive compensation program with an enhanced focus on aligning executive pay and the Company’s performance. In designing the Company’s annual cash incentive plan for 2014 (the “2014 Bonus Program”), the Compensation Committee established a formulaic program that funded cash incentive bonuses based exclusively on pre-established, quantitative performance goals (non-GAAP adjusted EBITDA and non-GAAP revenue), instead of qualitative metrics that would provide the Compensation Committee with discretion in determining cash incentive bonus payments. Other than the operational efficiency-related cash incentive bonus paid to Mr. Olis as part of his 2012 employment agreement, the Company did not make any bonus payments to the NEOs in 2014 outside of the 2014 Bonus Program, due in part to the stockholder feedback described above.

The charts below illustrate the 2014 target total direct compensation opportunities (i.e., base salary and target incentive opportunities) for the Company’s Chief Executive Officer, as well as the average of such opportunities for the other NEOs. As shown below, 87% of the Company’s Chief Executive Officer’s 2014 target total direct compensation, and 77% of the average of the other NEOs’ target total direct compensation, is at-risk compensation that is dependent on either the Company’s financial performance or stock price. At-risk compensation includes annual cash incentive bonus opportunities and the granting of performance stock units (“PSUs”), each of which are dependent on the Company’s financial performance; and service-based RSUs, the value of which is dependent on the Company’s stock price.

(1)	Values illustrated reflect the percentage of each compensation element at target.

(2)	“At-Risk Compensation” is compensation where the value is either based upon the Company’s financial performance or stock price.

(3)	“Performance-Based Compensation” is compensation that is dependent on achievement against pre-established quantitative performance goals.

As part of its review of the Company’s executive compensation program, the Compensation Committee approved the 2014 Bonus Program and annual equity awards to the NEOs. Under the 2014 Bonus Program, potential payouts were fully contingent on the Company’s financial performance, namely on the achievement of equally weighted non-GAAP adjusted EBITDA and non-GAAP revenue performance measures.

In 2014, the annual equity awards to the NEOs, other than Mr. Black, were in the form of:

•	50% service-based RSUs, which vest, subject to continuous service, 25% per year over four years; and

•	50% PSUs, which vest based on the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue performance over one-, two-, and three-year performance periods.

Mr. Black’s 2014 annual equity awards consisted of:

•	50% PSUs, which vest based on the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue performance over one-, two-, and three-year performance periods;

•

25% PSUs, which vest based on the performance of the Company’s stock price over a three-year performance period, and which require a 50% increase over the Company’s closing stock price on January 1, 2014 for any shares to vest; and

•	25% in service-based RSUs, which vest, subject to continuous service, 25% per year over four years.

Consequently, 75% of Mr. Black’s 2014 annual equity awards are fully contingent on the Company’s performance.

Executive Compensation Philosophy

The Compensation Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation objectives and is aligned with the long-term interests of the Company’s stockholders. In connection with this ongoing review, the Compensation Committee has continued to revise the Company’s executive compensation program to implement and maintain what it believes to be best practices with respect to executive compensation.

The Company’s primary objective for its executive compensation program is to attract, retain, and motivate outstanding leaders who will drive the Company’s success. The Compensation Committee seeks to establish and implement a compensation program for the Company’s executive officers that emphasizes pay-for-performance, and is designed to meet the following objectives:

•	Reward outstanding performance for an individual’s performance against corporate goals;

•	Provide long-term incentive compensation through equity awards, a material portion of which are performance-based;

•	Provide for compensation that is both competitive in the executive market and internally equitable; and

•	Align the Company’s NEO compensation with the Company’s financial performance and the long-term interests of the Company’s stockholders.

The Company maintains the following balance of compensation practices that it believes enhances its pay-for-performance philosophy, and further aligns the Company’s executives’ interests with the long-term interests of the Company’s stockholders:

The Company HAS This Practice	The Company Does NOT Have This Practice
✓ Pay aligned with the Company’s financial performance and stockholder return	X Repricing of options without stockholder approval

✓ Significant at-risk compensation for NEOs	X Tax gross-ups for NEOs

✓ 75% of CEO and 50% of other NEO equity awards are performance-contingent	X Excise tax gross-ups for change of control benefits

✓ Double-trigger change of control severance benefits	X Single-trigger change of control severance benefits

✓ Stock ownership requirements for officers (CEO 6x base salary and other NEOs 2x base salary) and non-employee directors (5x cash retainer)	X Dividend payments on unearned equity awards

✓ Limited perquisites	X Excessive perquisites

✓ Anti-hedging policy	X Supplemental executive retirement benefits

✓ Clawback policy

The principal components of the Company’s 2014 executive compensation program were base salary, cash incentive bonus payments, and long-term, equity-based compensation. The Company also provides a 401(k) retirement savings plan with certain matching contributions, group health and welfare plans, and group term life insurance. In addition, the Company provides the NEOs with severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company, as more fully described under “—Potential Payments Upon Termination or Change of Control” in the “Executive Compensation” section below. The Company does not maintain defined benefit pension plans for its NEOs because the Compensation Committee believes that the existing compensation arrangements enable the Company’s NEOs to adequately plan for their retirement, and that wealth creation should primarily be a function of long-term performance for the Company’s stockholders.

2014 NEOs

For 2014, the Company’s NEOs were:

•	Paul M. Black, Chief Executive Officer and President;

•	Richard J. Poulton, Chief Financial Officer;

•	Brian P. Farley, Senior Vice President, General Counsel and Corporate Secretary;

•	James R. Hewitt, Senior Vice President, Solutions Development; and

•	Dennis M. Olis, Senior Vice President, Operations.

Mr. Hewitt joined the Company in March 2013 and became an executive officer of the Company in 2014.

Consideration of Stockholder Say-on-Pay Vote

The Compensation Committee considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. At the Company’s 2014 Annual Meeting of Stockholders, approximately 45% of the votes cast on the Company’s 2014 say-on-pay proposal were cast in favor of approving the compensation of the NEOs. Although this was an advisory vote and not binding on the Company, the Board, or the Compensation Committee, the Compensation Committee deliberated extensively about the result of this vote and considered this result when engaging in its ongoing review of the Company’s executive compensation program. Certain executive compensation decisions for 2014 had already been made as of the time of the say-on-pay vote, and in such cases, the Compensation Committee considered the outcome of the vote when making decisions regarding the Company’s executive compensation in 2015, as discussed more fully below.

The Compensation Committee viewed the failure to secure stockholder approval of the Company’s 2014 say-on-pay proposal seriously. During 2014, the Compensation Committee made changes to the Company’s executive compensation program to address concerns that were raised in discussions with several of the Company’s largest stockholders. In these discussions, stockholders were generally supportive of, and did not express substantial disagreement with, the overall design of the Company’s executive compensation program. Negative feedback from stockholders focused primarily on the modifications made in February 2014 to Mr. Black’s equity awards, as described more fully below, and the Company’s decision in 2014 to pay additional cash bonus payments to certain key employees, including certain of the NEOs.

After considering these concerns, as well as the overall design of the Company’s executive compensation program, the Company and Mr. Black entered into subsequent agreements that had the effect of unwinding the February 2014 modifications in their entirety. The original modifications, and the subsequent unwinding of these modifications, are described in more detail in “—Equity Award Modification and Subsequent Reversal for Mr. Black” below.

Furthermore, the Compensation Committee also continued its ongoing review of the Company’s executive compensation program and took actions intended to further align the Company’s executive compensation program with the Company’s financial performance and the long-term interests of the Company’s stockholders. To this end, the 2014 Bonus Program was strictly formulaic, based upon the achievement of pre-established goals, and the Compensation Committee did not exercise discretion to establish cash incentive bonus payments in addition to those under the 2014 Bonus Program. The design of the 2015 executive compensation program also incorporates challenging incentive goals.

After the 2014 say-on-pay vote, the Compensation Committee designed the Company’s next annual equity award to the NEOs, which was made in 2015, so that performance would be measured on the basis of the Company’s three-year relative total shareholder return (“TSR”) for all NEOs, and additionally on the basis of the Company’s four-year absolute TSR for Mr. Black, the Chief Executive Officer and President of the Company. With respect to the relative TSR awards granted to all NEOs, the Compensation Committee also required positive absolute TSR, as well as higher relative threshold performance against the peer group than previously-granted relative TSR awards, before any of these awards are earned. For each of 2014 and 2015, 75% of the total equity award provided to Mr. Black is solely contingent upon the financial performance of the Company or the performance of the Company’s stock price. For 2015, 50% of Mr. Black’s total equity award is contingent on the Company’s three-year relative TSR, with a 65th percentile performance target; and 25% of his total equity award is contingent on the Company’s four-year absolute TSR, targeted at 75% growth over four years with an opportunity to accelerate vesting if TSR is on track to achieve the four-year growth rate after three years.

The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee will continue to consider the results of the Company’s say-on-pay votes when designing its future executive compensation programs.

Compensation Procedures

Compensation Committee

During 2014, Ralph H. “Randy” Thurman (Chairman), Michael A. Klayko, and Anita V. Pramoda served on the Compensation Committee. All are relatively new directors who, as of the end of 2014, had not served on the Board for three full years. Mr. Thurman and Mr. Klayko served on the Compensation Committee for the entirety of 2014, Mr. Thurman having joined the Board and the Compensation Committee in June 2012 and Mr. Klayko having joined the Board and the Compensation Committee in May 2013. Ms. Pramoda joined the Board in May 2013 and the Compensation Committee in May 2014.

Role of Management

An objective of the Company’s executive compensation program is to align the program with the Company’s financial performance and the long-term interests of the Company’s stockholders. The Compensation Committee believes that this alignment is best achieved through consultations with members of the Company’s senior management, because of management’s familiarity with the Company’s day-to-day operations and their responsibility for creating and executing the Company’s business plan. As such, the Company’s management provides the Compensation Committee with valuable insight into the Company’s day-to-day operations and future expectations, which the Company believes are supported by the rewards and incentives in the compensation program. In 2014, the Compensation Committee consulted with Messrs. Black, Poulton, and Farley in formulating compensation plans. Members of that group attended Compensation Committee meetings during which NEO and employee compensation decisions were made, but each was not present during the Compensation Committee’s discussions regarding his own compensation. The Compensation Committee also regularly meets in executive session without any members of management present.

Role of Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. FW Cook reports directly to the Compensation Committee and participates in Compensation Committee meetings. FW Cook did not perform any other services for the Company in 2014. The Compensation Committee determined that the services provided by FW Cook did not raise any conflicts of interest.

Specifically, FW Cook:

•

Advises on the design of the Company’s executive compensation program and periodically on the Company’s non-employee director compensation program, in order to assist the Compensation Committee in evaluating the linkage between pay and performance;

•	Provides and reviews market compensation and performance data to assist the Compensation Committee in setting executive compensation amounts relative to competitive market data;

•

Advises the Compensation Committee regarding the elements of the Company’s executive compensation program, equity grants, and equity compensation-related dilution levels relative to the Company’s peers; and

•

Advises the Compensation Committee regarding the Company’s compensation risk assessment, which assessment concluded that the compensation programs did not create incentives that were reasonably likely to materially harm the Company.

Market Analysis

The Compensation Committee considers relevant market pay practices and relative performance when setting executive compensation and incentive goals. Market practices, or benchmarks, are based on peer group disclosure. When making compensation decisions, the Compensation Committee considers the market data in conjunction with other factors, such as an officer’s individual performance, unique qualifications, role within the Company, and whether the officer was a new hire from outside of the Company. Working with FW Cook, the Compensation Committee established a peer group in 2013 to be used in designing the Company’s 2014 executive compensation program. The peer group used for context in the Company’s 2014 compensation decisions included companies with the following characteristics:

•	Software and business services companies generally in the technology sector, with a focus on direct healthcare technology competitors to the extent available;

•

Revenues ranging generally between 0.5x and 2.5x of the Company’s trailing four-quarter revenue, with median revenues of approximately $1.3 billion (the Company’s trailing four-quarter revenue, when the peer group was determined, was approximately $1.4 billion), with one exception for a larger direct healthcare technology competitor that was outside of this revenue range (Catamaran Corporation); and

•

A market capitalization range generally between 0.25x and 4x of the Company’s market capitalization, with median market capitalization of $3.3 billion (for reference, the Company’s market capitalization, as of December 31, 2014, was approximately $2.3 billion). Each of Catamaran Corporation and Cerner Corporation has a market capitalization outside of this range, but were included because they are each viewed as a healthcare technology company that competes directly with the Company for customers and executive talent.

The peer group used to evaluate the Company’s 2014 executive compensation decisions consisted of the 22 U.S.-based publicly-traded healthcare technology companies and general software companies listed below (the “2014 peer group”):

Healthcare Technology Companies	Software Companies
athenahealth, Inc.	Autodesk, Inc.
Catamaran Corporation	BMC Software Inc.
Cerner Corporation	Cadence Design Systems, Inc.
Haemonetics Corporation	Compuware Corporation
Hill-Rom Holdings Inc.	DST Systems Inc.
HMS Holdings Corp.	Equifax Inc.
MedAssets, Inc.	Gartner, Inc.
Quality Systems, Inc.	Informatica Corporation
Mentor Graphics, Inc.
MICROS Systems, Inc.
Parametric Technology Corporation
Sapient Corporation
Solera Holdings, Inc.
Synopsys, Inc.

In connection with establishing the 2014 peer group, the Compensation Committee approved modifications to the Company’s peer group in 2013 to be used for evaluating compensation decisions going forward. Quest Software, Inc. was removed from the 2014 peer group because it was acquired in 2012, and HMS Holding Corp. was added to the 2014 peer group based on its similarity to the Company in terms of size and business relevance.

Elements of Compensation

The Compensation Committee believes that the Company’s compensation programs for the NEOs are competitive and appropriately designed to attract and retain key employees, reward performance, and promote long-term stockholder value. This section describes the elements of the Company’s compensation program for the NEOs, together with a discussion of various compensation decisions.

Base Salary

Base salaries are paid to the NEOs to compensate them for the performance of their respective job duties and responsibilities. The Compensation Committee reviews base salaries of the NEOs on an annual basis. In setting annual base salaries, the Compensation Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an NEO’s job responsibilities, and other relevant factors. When considering market and competitive salary information, the Compensation Committee has historically reviewed peer compensation data, although there is no target compensation level. The Compensation Committee also reviews each NEO’s role and performance, as well as the performance of the divisions, business units, and departments for which he is responsible, to the extent applicable. For Mr. Black, the Company’s Chief Executive Officer and President, the Compensation Committee evaluates his performance and determines any salary adjustment. For each of the other NEOs, the Compensation Committee receives an evaluation from the Company’s Chief Executive Officer on such NEO and a recommendation for any salary adjustment.

Each NEO, other than Mr. Black, received a salary increase for 2014. Mr. Hewitt received a 10% increase, because his role was deemed to be critical and his compensation was lower than both the other NEOs and the peer group median. Mr. Farley received a 4% increase, Mr. Olis a 3.75% increase, and Mr. Poulton a 3.33% increase. Mr. Black has not received an increase in his base salary since the date of his hire in December 2012, which was the level that was deemed necessary at the time to obtain his services. The following table sets forth the annualized base salary rate for each of the NEOs during 2014:

Name	2014 Annual Salary Rate ($)
Paul M. Black	1,000,000
Richard J. Poulton	465,000
Dennis M. Olis	415,000
Brian P. Farley	390,000
James R. Hewitt	375,000

Performance-Based Cash Bonuses

The Compensation Committee’s approach in 2014 was to set incentive goals early in the year and allow actual performance compared to the goals to determine the outcome. Under the 2014 Bonus Program, each NEO was eligible to earn a cash incentive bonus payment based on the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue in 2014, each weighted at 50%. Non-GAAP adjusted EBITDA consists of GAAP net income/(loss) as reported and adjusts for the provision for revenue deferral; the provision/(benefit) for income taxes; net interest expense and interest income and other income/(expense); stock-based compensation expense; depreciation and amortization; deferred revenue and other related adjustments; non-recurring and transaction-related costs; and non-cash asset impairment charges. Non-GAAP revenue consists of GAAP revenue as reported and adds back deferred revenue and other related adjustments for GAAP purposes. The Compensation Committee chose to weigh the factors as such in order to align the awards with the Company’s prior financial guidance, which was publicly disclosed in January 2014.

The Company’s 2014 non-GAAP adjusted EBITDA target was $246 million, and the Company’s 2014 non-GAAP revenue target was $1.415 billion. The Company earned non-GAAP adjusted EBITDA in 2014 that was below the performance threshold ($209 million versus a $246 million target), resulting in a payout of 0% attributable to the Company’s non-GAAP adjusted EBITDA. The Company earned non-GAAP revenue of $1.39 billion in 2014, compared to a goal of $1.415 billion, which funded the non-GAAP revenue portion of the cash incentive bonus at 66.7% of the target under the formula. As each factor was equally weighted in the calculation of the 2014 cash incentive bonus payments, the resulting 2014 cash incentive bonus payment was 33.3% of each NEO’s target cash incentive bonus. The Compensation Committee did not make any discretionary adjustments to any NEO’s cash incentive bonus during 2014, due in part to stockholder feedback that 2013 discretionary bonuses were inconsistent with the Company’s otherwise strong pay-for-performance philosophy. Consequently, the 2014 Bonus Program was fully contingent on the Company’s financial performance.

Under his 2012 employment agreement, Mr. Olis was eligible to earn an operational efficiency-related cash incentive bonus in 2014 of up to $250,000 based on the achievement of specified cost reduction goals. Mr. Olis met one of the goals related to managing support costs, which achieved a savings of at least $4 million to the Company versus projections in 2014, and which represented 20% of Mr. Olis’ operational efficiency-related cash incentive bonus opportunity. Mr. Olis did not meet the other specified goals, and therefore Mr. Olis only earned an operational efficiency-related cash incentive bonus of $50,000 for 2014 under the predetermined formula. Mr. Olis does not have a similar operational efficiency-related cash incentive bonus opportunity in 2015 or beyond.

Name	2014 Bonus Program Target Amount ($)	2014 Actual Incentive Bonus ($)	2014 Actual Operational Efficiency- Related Bonus ($)
Paul M. Black	1,500,000	500,000	0
Richard J. Poulton	461,250	153,735	0
Dennis M. Olis	308,437	102,803	50,000	(1)
Brian P. Farley	289,688	96,553	0
James R. Hewitt	274,688	91,554	0

(1)	For Mr. Olis, this amount consists of the $50,000 operational efficiency-related cash incentive bonus described above that he earned for achieving certain cost reduction goals in 2014. This represented 20% of his operational efficiency-related cash incentive bonus opportunity for 2014. Mr. Olis does not have a similar operational efficiency-related cash incentive bonus opportunity in 2015 or beyond.

Equity Awards

Under the 2011 Stock Incentive Plan, the Compensation Committee may grant the NEOs and other employees incentive and non-qualified stock options, PSUs, RSUs, and other forms of equity compensation. The Compensation Committee believes the Company’s stock incentive plans and the related issuance of equity-based awards is consistent with its stated objective of establishing an executive compensation program that aligns executives’ interests with the long-term interests of the Company’s stockholders.

In February 2014, the Compensation Committee approved the annual equity awards to the NEOs. The amount of equity granted to each NEO was determined after considering market data for the Company’s peer group, as well as individual factors such as the performance, responsibilities and qualifications of each NEO.

In 2014, each of the NEOs was provided 50% of his annual equity award in the form of operating growth PSUs. These operating growth PSUs are earned and vest based upon the compound annual growth rate (“CAGR”) of the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue over a three-year performance period, with one-third eligible to be earned based upon each of one-year, two-year, and three-year growth, respectively. Shares not earned based on growth in any performance period may be earned if growth targets are achieved in later performance periods. Any shares not earned at the end of the three-year performance period are forfeited.

For Mr. Black, 25% of his 2014 annual equity award was in the form of price-contingent PSUs, which are earned and vest based upon a performance requirement that the Company’s stock price increase at least 50% during a three-year performance period. The remaining 25% of Mr. Black’s annual equity award was in the form of service-based RSUs that vest 25% per year over four years. For each of the NEOs other than Mr. Black, 50% of their respective 2014 annual equity award was in the form of service-based RSUs that vest 25% per year over four years.

The following table illustrates the annual equity awards made to the NEOs in 2014:

Name	Service-Based RSUs ($)	Target Operating Growth PSUs ($)	Target Price- Contingent PSUs ($)	Total 2014 Grant Value ($)
Paul M. Black	1,250,017	2,500,016	1,250,009	5,000,042
Richard J. Poulton	800,002	800,002	0	1,600,004
Dennis M. Olis	500,011	500,011	0	1,000,022
Brian P. Farley	500,011	500,011	0	1,000,022
James R. Hewitt	375,012	375,013	0	750,025

Three-Year Operating Growth PSUs

With respect to the operating growth PSUs granted to the NEOs in February 2014, the Company’s non-GAAP adjusted EBITDA performance and non-GAAP revenue performance each account for one-half of the potential vesting under the awards. The Compensation Committee chose to weigh the factors as such in order to align the awards with the Company’s prior financial guidance, which the Company publicly disclosed in January 2014. Non-GAAP adjusted EBITDA and non-GAAP revenue are each defined in the same manner as described above in “—Performance-Based Cash Bonuses.” The CAGR for the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue is measured over performance periods of one, two, and three years, each beginning on January 1, 2014 and ending on December 31, 2014, 2015, and 2016, respectively.

The target CAGR non-GAAP adjusted EBITDA and CAGR non-GAAP revenue goals were set based upon expected CAGR ranges disclosed as part of the Company’s prior financial guidance, which was publicly disclosed in January 2014. At the time the prior financial guidance was disclosed, the Company’s management expected non-GAAP adjusted EBITDA to increase at an average CAGR of approximately 18% to 22% annually, and non-GAAP revenue to increase at an average CAGR of approximately 5% to 8% annually, during the three-year period from January 1, 2014 to December 31, 2016. The Company’s 2014 financial performance was below or at the lower end of the Company’s prior financial guidance, and as a result the performance goals underlying these operating growth PSU awards will be more difficult to attain in the subsequent two- and three-year performance periods.

In March 2015, the Compensation Committee certified the results with respect to the Company’s 2014 non-GAAP adjusted EBITDA and 2014 non-GAAP revenue for the first performance period under the PSUs granted to the NEOs in February 2014. The Compensation Committee determined that the Company’s 2014 non-GAAP adjusted EBITDA was higher than the pre-established minimum goal but lower than the pre-established target goal, resulting in 10% vesting with respect to the Company’s 2014 non-GAAP adjusted EBITDA performance; and that the Company’s 2014 non-GAAP revenue was lower than the pre-established minimum goal, resulting in 0% vesting with respect to the Company’s 2014 non-GAAP revenue performance. As both goals were equally weighted, this resulted in total vesting of 5% of target operating growth PSU awards eligible to vest for the 2014 performance period. The table below illustrates 2014 performance and shares earned by each NEO under these operating growth PSU awards.

Name	Target Shares Eligible for Vesting in 2014(1)	Shares Earned Based on 2014 Performance (as a % of Target)	Actual Shares Earned in 2014
Paul M. Black	45,021	5%	2,251
Richard J. Poulton	14,407	5%	720
Dennis M. Olis	9,004	5%	450
Brian P. Farley	9,004	5%	450
James R. Hewitt	6,753	5%	337

(1)	Reflects portion of target PSU awards eligible to vest based upon the Company’s 2014 financial performance. Shares not earned in 2014 may be earned in the future based upon the Company’s performance in future performance periods.

Three-Year Stock Price Contingent PSUs

As noted above, 25% of Mr. Black’s 2014 annual equity award is in PSUs that are solely contingent on the Company’s stock price performance. This award requires the average closing price of a share of the Company’s common stock to exceed $23.09 for at least ten consecutive trading days during each annual performance period for any portion of the grant to vest with respect to that performance period. Annual performance periods begin on January 1 and end on December 31 for each of 2014, 2015, and 2016. $23.09 represents an increase of 50% from the closing price of the Company’s common stock on January 2, 2014. If the Company’s stock price exceeds $23.09 for at least ten consecutive trading days during a performance period, then one-third of the total shares will vest at the end of that performance period. In addition, if that price hurdle is met during the second or third performance period, then any shares that did not vest during the previous performance period(s) will immediately vest as well.

In March 2015, the Compensation Committee certified the results with respect to the Company’s stock price for the first performance period under the stock price performance PSU award granted to Mr. Black in February 2014. The Compensation Committee determined that the Company’s common stock did not exceed $23.09 over a period of ten consecutive trading days during 2014, resulting in the vesting of 0% of the target shares for 2014 under Mr. Black’s stock price performance PSU award. The table below illustrates 2014 performance under Mr. Black’s price contingent PSU award.

Name	Target PSUs Eligible for Vesting in 2014(1)	Shares Earned Based on 2014 Performance (as a % of Target)	Actual Shares Earned in 2014
Paul M. Black	36,756	0%	0

(1)	Reflects portion of target PSU awards eligible to vest based upon the Company’s 2014 stock price performance. Shares not earned in 2014 may be earned in the future based upon performance in future periods.

Pre-2014 Equity Awards

The Company has granted certain PSU awards prior to 2014 that vest, based in part, upon the Company’s 2014 performance. These awards were all earned or forfeited according to the terms of their original agreements and based on the Company’s actual performance in 2014. Except as discussed in “—Equity Award Modification and Subsequent Reversal for Mr. Black” below, the Compensation Committee did not adjust or amend any other prior awards.

Mr. Black was provided with a three-year relative TSR PSU award upon his hire in 2012. In 2013, each of the NEOs (other than Mr. Hewitt) was granted a relative TSR PSU award. All of these awards vest based upon the Company’s relative TSR performance against a peer group of companies over a three-year performance period. Portions of those awards were eligible to vest based upon the Company’s relative TSR performance in 2014. All of the awards require target relative TSR performance at the 65th percentile of the peer group in order to earn the target number of shares.

In March 2015, the Compensation Committee certified the results with respect to the Company’s relative TSR performance for the second performance period under these pre-2014 TSR PSU awards. The Compensation Committee determined that the Company’s relative TSR performance for the second performance period under Mr. Black’s new hire award was at the 15th percentile among the peer group, resulting in vesting of 0% of the target shares for such performance period under the formula for the award. The Compensation Committee also determined that relative TSR performance for the second performance period under the 2013 TSR PSU awards was at the 28th percentile among the peer group, resulting in vesting of 31% of the target shares for such performance period under the formula for each of the awards. The threshold required minimum performance for these TSR PSU awards was at least the 25th percentile relative to the peer group. The table below illustrates performance and shares received in 2014 for each NEO under each of these pre-2014 TSR PSU awards.

Name	Target PSUs Eligible for Vesting in 2014(1)	Shares Earned in 2014 Based on Performance (as a % of Target)	Actual Shares Earned in 2014
Paul M. Black (2012 New-Hire Award)	110,132	0%	0
Paul M. Black (2013 Award)	65,514	31%	20,309
Richard J. Poulton (2013 Award)	20,965	31%	6,499
Dennis M. Olis (2013 Award)	13,103	31%	4,062
Brian P. Farley (2013 Award)	12,043	31%	3,733

(1)	Reflects portion of target PSU awards eligible to vest based on the Company’s 2014 relative TSR performance. Shares not earned in 2014 may be earned in the future based upon performance in future periods.

Equity Award Modification and Subsequent Reversal for Mr. Black

In February 2014, the Company and Mr. Black entered into an amendment to Mr. Black’s 2012 new hire PSU award (the “February 2014 Amendment”). The February 2014 Amendment provided Mr. Black with greater potential for future payouts by lowering the initial stock price used to calculate TSR for purposes of vesting under Mr. Black’s 2012 new hire PSU award. In connection with the February 2014 Amendment, the Compensation Committee also granted an additional 110,400 PSUs to Mr. Black (the “Make-up PSUs”). The February 2014 Amendment and the Make-up PSUs were disclosed in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders.

The Company did not secure stockholder support for its non-binding say-on-pay proposal at its 2014 Annual Meeting of Stockholders. Following stockholder outreach, which indicated the February 2014 Amendment and the Make-up PSUs were a primary concern of the Company’s stockholders when determining whether to vote for or against the say-on-pay proposal, the Company and Mr. Black agreed that the Make-up PSUs would be forfeited and the terms of the February 2014 Amendment would be reversed, resulting in Mr. Black’s 2012 new hire PSU award being measured under the original 2012 terms.

As a result of these transactions, Mr. Black did not vest in shares for 2014 that would have been worth $1,739,614, based upon the Company’s closing stock price of $12.77 on December 31, 2014, and assuming the February 2014 Amendment and the Make-up PSU grant remained in effect. The amounts not earned by Mr. Black for 2014 as a result of these actions consisted of $971,376 in shares from PSUs he would have earned that were granted in 2014 to reward the Company’s 2013 TSR performance, and $768,238 as a payout for the Company’s 2014 TSR performance that was not earned when the original 2012 terms were restored.

Except as described herein, the Compensation Committee did not make any additional adjustments to Mr. Black’s compensation in 2014. As discussed elsewhere in this “Compensation Discussion and Analysis” section, the Compensation Committee granted 75% of Mr. Black’s 2015 equity award as performance-based awards, and paid all of Mr. Black’s 2014 cash incentive bonus in accordance with the Company’s actual financial performance compared to pre-established goals. The following describes the history of Mr. Black’s 2012 new hire PSU award and the Company’s and Mr. Black’s subsequent actions more thoroughly:

Mr. Black was hired as the Company’s Chief Executive Officer and President on December 19, 2012, following a steep decline in the Company’s stock price in the 30 days immediately prior to such date. In connection with his hire, Mr. Black received a grant of PSUs that vest based on the Company’s TSR performance relative to a peer group during the applicable performance period, with target performance at the 65th percentile. The stock price value, for purposes of calculating the Company’s relative TSR performance under Mr. Black’s 2012 new hire PSU award, is calculated using a trailing 30-trading day average ending on the date of measurement for both the beginning and the end of the performance period.

In 2014, the Compensation Committee approved certain actions related to Mr. Black’s 2012 new hire PSU award to provide that the Company’s TSR relative to its peer group would be calculated initially based upon the Company’s stock price on the grant date, rather than using the trailing 30-trading day average period that occurred before Mr. Black was an employee of the Company. The Compensation Committee approved these actions because, in the Compensation Committee’s opinion, the use of the trailing 30-trading day average methodology resulted in a relative TSR measure that penalized Mr. Black for a steep decline in the Company’s stock price that occurred prior to his appointment. The trailing 30-trading day average methodology for calculating the Company’s TSR relative to its peer group was used in similar Company awards in 2011 and 2013, and the original use of this methodology was intended to minimize the effect of the stock price’s daily volatility. In Mr. Black’s case, however, the Company’s 30-trading day average stock price of $11.38 used to measure TSR under Mr. Black’s new hire PSU award was 25% higher than the stock price of $9.08 on the grant date, which was shortly after Mr. Black was hired as Chief Executive Officer and President. This translated into a difference in vesting of 110,400 shares under Mr. Black’s 2012 new hire PSU award for the 2013 performance period.

As previously disclosed, to correct the unintended result of calculating this award based upon the trailing 30-trading day average period prior to his hire, the Compensation Committee took two actions in February 2014. First, the Compensation Committee granted the Make-up PSUs to Mr. Black. The number of Make-up PSUs was calculated by measuring the relative TSR for Mr. Black’s 2012 new hire PSU grant as if the stock price on the grant date was used as the starting price for both the Company and for its relative TSR peer group. The Make-up PSUs would fully vest after one year only if the Company’s stock price remained above $15.24, which was the Company’s stock price at the end of the 2013 performance period. If the Company’s stock price was below $15.24 at the end of 2014, the vesting of the award would have been reduced by 2% for each 1% decline in the stock price.

The Company also entered into the February 2014 Amendment with Mr. Black, which removed the trailing 30-trading day average valuation method for purposes of determining vesting for the second and third performance periods under Mr. Black’s 2012 new hire PSU award. For the vesting dates in 2014 and 2015, TSR would consequently be measured by using the grant date stock price of $9.08 for the start of the performance period and a trailing 30-trading day average at the end of the performance period.

In say-on-pay-related outreach discussions with the Company, several of the Company’s largest stockholders indicated their disapproval of the February 2014 Amendment and the granting of the Make-up PSUs. The feedback demonstrated to the Compensation Committee and Mr. Black that stockholders viewed these actions as confusing, potentially distracting, and not indicative of the Company’s otherwise strong pay-for-performance compensation plan design. In response to this feedback, Mr. Black volunteered to unwind the February 2014 Amendment and to forfeit the Make-up PSUs.

Consequently, on December 24, 2014, Mr. Black and the Company executed an amendment to unwind the February 2014 Amendment and to revert to the original TSR calculation methodology under his 2012 new hire PSU award. As a result, the stock price as of the beginning of each measurement period under the award was increased to the original trailing 30-day average price of $11.38. This resulted in an increase in the difficulty level for achieving various relative TSR thresholds as compared to the applicable relative TSR peer group. Mr. Black and the Company also entered into an agreement whereby Mr. Black forfeited the Make-up PSUs, effective as of December 24, 2014. The change to the TSR calculation methodology and the forfeiture of the Make-up PSUs had a direct and immediate cost to Mr. Black of approximately $1.75 million in vested shares, based upon the Company’s stock price of $12.87 as of December 24, 2014.

Even though subsequently unwound, forfeited, and no longer of any force or effect, the February 2014 amendment and Make-up PSUs are required to be reported in the “Summary Compensation Table – 2014, 2013 and 2012” in the “Executive Compensation” section below, and therefore have the effect of overstating Mr. Black’s reported compensation in 2014 by approximately $4 million. The approximately $4 million in additional reported compensation represents approximately $1.9 million in reported pay attributable to the grant date value of Make-up PSUs that were forfeited, and approximately $2.1 million attributable to the fair value of amending Mr. Black’s 2012 new hire PSU award in February 2014, even though the amendment was reversed in December 2014.

The Company does not view the $4 million in disclosed compensation that was attributable to the February 2014 Amendment and Make-up PSUs as additional equity compensation granted to Mr. Black in 2014, because the February 2014 Amendment and Make-up PSUs were unwound, forfeited, and are no longer of any force or effect. The Company considers Mr. Black’s 2014 equity award to consist solely of the elements listed in the table below:

	Service- Based RSUs ($)	Three-year Operating Growth PSUs ($)	Stock Price Contingent PSUs ($)	Make-up PSUs ($)	PSU Amendment(1) ($)	Total ($)
2014	1,250,017	2,500,016	1,250,009	~~1,918,752~~	~~2,122,255~~	5,000,042

(1)	Reflects accounting cost attributable to the February 2014 Amendment.

Benefits and Perquisites

Each of the NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Company employees. Beyond this, the Company generally does not provide the NEOs with significant perquisites and personal benefits in excess of $10,000. Under certain circumstances, however, the Compensation Committee recognizes that special arrangements may be necessary or desirable. The total perquisites provided to each NEO are described in the “2014 All Other Compensation” table in the “Executive Compensation” section below.

Severance Arrangements in Employment Agreements

The Company has entered into severance arrangements with certain members of its senior management team, including the NEOs other than Mr. Hewitt. For the NEOs other than Mr. Hewitt, these severance arrangements provide for payments and other benefits if such NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the respective employment agreements. A termination following a “Change of Control” (as defined in the employment agreements) generally results in such NEOs (other than Mr. Hewitt) receiving additional compensation under their respective employment agreements. Mr. Hewitt participates in the Company’s general severance plan.

The Company does not provide single trigger change of control benefits and tax gross-up payments on change of control benefits for any of the NEOs. Any change of control cash payment is “double trigger,” requiring termination of employment under all circumstances, including a situation where an NEO subject to an employment agreement is not offered a “Comparable Job” (as defined in the respective employment agreement) in connection with a change of control, and such

NEO terminates employment within 10 days after the change of control. Additional information regarding the above-referenced employment agreements, including a quantification of benefits that would have been received by each of the NEOs had termination or change of control occurred on December 31, 2014, is found under the heading “—Potential Payments upon Termination or Change of Control” in the “Executive Compensation” section below.

The Compensation Committee believes that these severance and change of control arrangements are an important part of the overall compensation for the NEOs. The Compensation Committee believes that these arrangements help to secure the continued employment and dedication of the NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar arrangements in place for their senior employees.

Stock Ownership Requirements

The Board has approved stock ownership requirements for the Company’s non-employee directors and for certain executives of the Company, including each of the NEOs. The Company’s Chief Executive Officer is required to maintain an ownership level with a fair market value equal to six times (6x) his base salary, while the other NEOs are required to maintain an ownership level with a fair market value equal to two times (2x) his respective base salary. The initial measurement date is five years from the date on which the NEO became subject to the guidelines. Common stock owned outright, service-based awards outstanding, and DSUs are included when determining the ownership level. Stock options and performance-based awards are excluded. If the stock ownership requirement is not met after five years, the NEO will be required to retain shares equal in value to no less than half of the after-tax value of shares vesting from any equity award until the stock ownership requirement is satisfied. The stock ownership guideline for the Company’s non-employee directors is five times (5x) the annual cash retainer then paid to each such director, with no specific period for achievement.

Tax Considerations

Under Section 162(m) of the Code, a company generally may not deduct compensation in excess of $1,000,000 paid to its chief executive officer and its other three most highly compensated officers, other than the chief financial officer. Certain “performance-based compensation” is not included in compensation for purposes of the limit. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices; however, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that it believes is the most effective in attracting, motivating, and retaining the Company’s key executives.

2015 Compensation Decisions

On March 2, 2015, the Compensation Committee approved the 2015 executive compensation program for the NEOs. In setting executive compensation levels for 2015, the Compensation Committee considered a number of factors, including market data, individual characteristics and responsibilities, and the Company’s financial performance in 2014 and early 2015. The Compensation Committee also considered the results of the Company’s 2014 say-on-pay vote and stockholder feedback related thereto. The Compensation Committee believes that the Company’s 2015 executive compensation program focuses participants on rigorous performance goals and long-term, pay-for-performance measures.

•

Base Salary: Mr. Black was not provided with a base salary increase for 2015, and has not been provided with an increase in base salary since he was hired in 2012. Messrs. Poulton, Farley, and Olis were each provided with a base salary increase of 3%, and Mr. Hewitt was provided with a base salary increase of 13%, in each case based on market competitive salary information and on each individual’s personal performance in 2014. Mr. Hewitt’s larger increase was indicative of his expanded responsibilities. All salaries for the NEOs other than the Chief Executive Officer and President are within 7% of the peer group median, with salaries for such group collectively at the peer group median.

•

Annual Incentive Bonus: The Compensation Committee approved annual performance objectives for the NEOs based on the Company’s non-GAAP earnings per share, weighted at 75%; and individual tactical objectives, weighted at 25%. Non-GAAP earnings per share consists of net income/(loss) per share, adding back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, and non-cash asset impairment charges, in each case net of any related tax effects; and also includes a tax rate alignment adjustment. A minimum non-GAAP earnings per share threshold must be attained for payment of any portion of the annual cash incentive bonus based on individual tactical imperatives. The target opportunity as a percentage of base salary for all NEOs was not increased for 2015. Mr. Black’s target opportunity remains 150% of his base salary, and has not been increased since he was hired in 2012. Mr. Poulton’s target opportunity remains 100% of his base salary, and the target opportunities for each of the other NEOs remains 75% of his respective base salary.

•	Annual Equity Awards:

•

In 2015, the annual equity awards to the NEOs, other than Mr. Black, were made in the form of 50% service-based RSUs, which vest one-third per year over three years; and 50% PSUs that are earned based upon the Company’s three-year relative TSR performance versus a peer group, with a target of 65th percentile relative TSR performance, a threshold at the 35th percentile of relative TSR performance (as opposed to the 25th percentile for prior relative TSR awards), and a minimum requirement that the Company’s three-year absolute TSR be positive before any awards are earned. The PSUs vest at the end of a single three-year performance period (as opposed to the one-, two-, and three-year periods for prior relative TSR awards) based upon the Company’s relative TSR measured against a peer group of similar software and healthcare technology companies. The performance period was extended because the Compensation Committee believed that the longer period will better incentivize the NEOs to drive the long-term performance of the Company.

•

Mr. Black’s 2015 annual equity award had the same value ($5 million) as his 2014 award and consists of 50% PSUs, which vest based upon the same relative TSR formula as the PSUs granted to the other NEOs (described above); 25% PSUs, which vest based upon the Company’s cumulative absolute TSR over a four-year performance period (with a TSR target of +75% over four years and a threshold of +22% for any shares to be earned, with an opportunity for accelerated vesting after three years if the targeted TSR is achieved within that timeframe); and 25% service-based RSUs, which vest one-third per year over three years. The Compensation Committee views these relative and absolute TSR goals as rigorous and aligned with a pay-for-performance philosophy and the long-term interests of the Company’s stockholders.

The equity awards granted to the NEOs, other than Mr. Hewitt, also had the same value as the annual equity grant that each NEO received in 2014. Mr. Hewitt received an increase in the value of his annual equity grant because his role was deemed to be critical and his prior compensation was lower than the other NEOs and the peer group median. The following table illustrates the equity awards made by the Company to the NEOs for 2015:

Name	Service-Based RSUs ($)	Target 3-Year Relative TSR PSUs ($)	Target 3-Year Absolute TSR PSUs ($)	Total 2014 Grant Value ($)	Increase vs. 2014
Paul M. Black	1,250,000	2,500,000	1,250,000	5,000,000	0%
Richard J. Poulton	800,000	800,000	0	1,600,000	0%
Dennis M. Olis	500,000	500,000	0	1,000,000	0%
Brian P. Farley	500,000	500,000	0	1,000,000	0%
James R. Hewitt	500,000	500,000	0	1,000,000	+33%

EXECUTIVE COMPENSATION

Summary Compensation Table – 2014, 2013 and 2012

The following table shows information regarding the compensation of each of the NEOs for 2014, 2013 and 2012, except in the case of Mr. Olis and Mr. Farley, who were not NEOs in 2012; and Mr. Hewitt, who was not an NEO in 2012 or 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Paul M. Black	2014	1,000,000	—	9,041,050	(4)	—	500,000	4,902	10,545,952
Chief Executive Officer and President	2013 2012	1,000,000 34,091	— 2,750,000	6,054,115 6,155,970		— —	— —	4,902 100,466	7,059,017 9,040,527
Richard J. Poulton	2014	465,000	—	1,600,004		—	153,735	16,250	2,234,989
Chief Financial Officer	2013 2012	450,000 79,688	984,000 337,500	1,137,330 2,000,014		1,119,646 —	214,920 —	15,990 2,455	3,921,886 2,419,657
Dennis M. Olis(5)	2014	415,000	—	1,000,022		—	152,803	12,470	1,580,295
Senior Vice President, Operations	2013	400,000	1,006,000	710,838		699,779	393,281	12,270	3,222,168
Brian P. Farley(5)	2014	390,000	—	1,000,022		—	96,553	15,980	1,502,555
Senior Vice President, General Counsel & Corp. Secretary	2013	223,958	88,000	1,224,376		1,219,344	80,222	2,650	2,838,550
James R. Hewitt(6)	2014	375,000	—	750,025		—	91,554	2,134	1,218,713
Senior Vice President, Solutions Development

(1)	The amounts in this column represent equity awards granted under the 2011 Stock Incentive Plan. The amounts reported are valued based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, with awards subject to performance or market-based vesting conditions calculated based upon the probable achievement of such vesting conditions at the time of grant. As noted in the “Compensation Discussion and Analysis” section above, all of the NEOs were provided 50% of their equity award opportunity in 2014 in PSUs that vest based upon the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue over a three-year period. The grant date fair value for these PSUs was $18.51 per share. Assuming the highest level of performance is achieved for these PSUs, the maximum value of these awards at the grant date would be as follows: Mr. Black, $5,000,032; Mr. Poulton, $1,600,004; Mr. Olis, $1,000,022; Mr. Farley, $1,000,022; and Mr. Hewitt, $750,025. For Mr. Black, 25% of his annual equity grant in 2014 was delivered in PSUs with vesting based upon the Company’s stock price performance over the applicable performance period. The grant date fair value of this PSU award was approximately $11.34 per share and was calculated based on the application of a Monte Carlo simulation model. The weighted averages of the assumptions used during 2014 were: risk-free interest rate of 0.66%; no dividend yield; and expected volatility using the historical volatility over the most recent three-year period for the peer group. In calculating the fair market value of these awards, three years was used to be commensurate with the three-year performance period of the awards. The interest rate is equal to the yield, as of the measurement date, of the zero-coupon U.S. Treasury bill that is commensurate with the overall performance period. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by the NEOs with respect to the award, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the 2014 peer group, stock price fluctuations, and applicable vesting. Under FASB ASC Topic 718, the vesting condition related to the portion of Mr. Black’s PSUs tied to stock price performance is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for this portion of Mr. Black’s equity award that could be calculated and disclosed based on the achievement of market conditions. The amount also includes the grant date fair value of service-based RSU awards in 2014. The grant date fair value of the service-based awards was approximately $18.51 per share and was calculated based upon the market value of the Company’s stock on the date of grant. See Note 8 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(2)

Amounts included in this column for 2014 represent cash incentive bonuses payable under the 2014 Bonus Program based on the Company’s achievement of non-GAAP adjusted EBITDA and non-GAAP revenue goals. The amount included for Mr. Olis for 2014 includes an operational efficiency-related cash incentive bonus of $50,000 based on the achievement of cost reduction goals.

(3)	Amounts included in this column for 2014 are set forth by category in the “2014 All Other Compensation” table below.

(4)	For Mr. Black, this amount includes approximately $1.9 million in reported pay attributable to the grant date fair value of the Make-up PSUs granted in February 2014, which were voluntarily forfeited by Mr. Black in December 2014, and approximately $2.1 million attributable to the fair value of amending Mr. Black’s 2012 new hire PSU award, which was subsequently unwound in December 2014 and is no longer in effect. Please see “—Equity Award Modification and Subsequent Reversal for Mr. Black” in the “Compensation Discussion and Analysis” section above for more information regarding these transactions.

(5)	Mr. Olis and Mr. Farley were not NEOs prior to 2013.

(6)	Mr. Hewitt was not an NEO prior to 2014.

2014 All Other Compensation

Name	Parking Expense Payments ($)	401(k) Matching Contributions ($)	Life Insurance Premiums ($)	Patent Awards ($)	Total ($)
Paul M. Black	—	—	4,902	—	4,902
Richard J. Poulton	4,320	10,400	1,530	—	16,250
Dennis M. Olis	—	10,400	2,070	—	12,470
Brian P. Farley	4,320	10,400	1,260	—	15,980
James R. Hewitt	—	—	1,134	1,000	2,134

2014 Grants of Plan-Based Awards

The following table provides information regarding non-equity incentive plan awards and equity-based awards granted by the Company in 2014 and, in the case of Mr. Black, the 2014 modification of his 2012 new hire PSU award. The amount reported for Mr. Black’s modification represents the number of PSUs that were impacted by the modification of Mr. Black’s new hire PSU grant to revert to the prior methodology for calculating TSR and the associated incremental fair value of the modification, computed as of the modification date in accordance with FASB ASC Topic 718, and does not reflect a new award to Mr. Black. Please see the “Compensation Discussion and Analysis” section above for further information regarding the 2014 modification and the subsequent reversal of such modification.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards						Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date		Approval Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Paul M. Black	—		—	375,000		1,500,000		3,000,000		—		—		—		—	—
	2/25/2014	(3)	2/18/2014	—		—		—		6,753		135,063		270,126		—	2,500,016
	2/25/2014	(4)	2/18/2014	—		—		—		2,208		110,400		110,400		—	1,918,752
	3/14/2014	(5)	2/18/2014	—		—		—		36,755		110,267		110,267		—	1,250,009
	2/25/2014	(6)	2/18/2014	—		—		—		—		—		—		67,532	1,250,017
	—		—	—		—		—		82,599	(7)	330,397	(7)	660,794	(7)	—	2,122,255
Richard J. Poulton	—		—	115,313		461,250		922,500		—		—		—		—	—
	2/25/2014	(3)	2/18/2014	—		—		—		2,161		43,220		86,440		—	800,002
	2/25/2014	(6)	2/18/2014	—		—		—		—		—		—		43,220	800,002
Dennis M. Olis	—		—	77,109		308,437		616,874		—		—		—		—	—
	—		—	50,000	(8)	250,000	(8)	250,000	(8)	—		—		—		—	—
	2/25/2014	(3)	2/18/2014	—		—		—		1,351		27,013		54,026		—	500,011
	2/25/2014	(6)	2/18/2014	—		—		—		—		—		—		27,013	500,011
Brian P. Farley	—		—	72,422		289,688		579,376		—		—		—		—	—
	2/25/2014	(3)	2/18/2014	—		—		—		1,351		27,013		54,026		—	500,011
	2/25/2014	(6)	2/18/2014	—		—		—		—		—		—		27,013	500,011
James R. Hewitt	—		—	68,672		274,688		549,376		—		—		—		—	—
	2/25/2014	(3)	2/18/2014	—		—		—		1,013		20,260		40,520		—	375,013
	2/25/2014	(6)	2/18/2014	—		—		—		—		—		—		20,260	375,013

(1)	For each of the NEOs, these amounts reflect the cash incentive compensation award opportunities granted under the 2014 Bonus Program. Actual payouts under the 2014 Bonus Program were based on the achievement of the Company’s 2014 non-GAAP adjusted EBITDA and non-GAAP revenue goals.

(2)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)	This award represents a PSU award granted under the 2011 Stock Incentive Plan, which will vest based on the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue performance over the January 1, 2014 through December 31, 2016 period, as well as the NEO’s continued service during the three-year performance period. Please see the “Compensation Discussion and Analysis” section above for further information regarding this award.

(4)	This award represents a PSU award granted to Mr. Black in February 2014 that fully vests after one year if the Company’s stock price remains above $15.24 as of December 31, 2014. If the Company’s stock price is below $15.24 as of such date, the vesting is reduced by 2% for each 1% decline in the stock price. This award was forfeited by Mr. Black. Please see “—Equity Award Modification and Subsequent Reversal for Mr. Black” in the “Compensation Discussion and Analysis” section above for further information regarding this award.

(5)	This award represents a PSU award granted to Mr. Black that vest based on whether the average closing price of a share of the Company’s common stock exceeds $23.09 for at least ten consecutive trading days during three annual performance periods that begin on January 1 and end on December 31, 2014, 2015, and 2016, respectively.

(6)	This award represents service-based RSUs granted under the 2011 Stock Incentive Plan that vest equally on the first three anniversaries of the date of grant. The vesting of these RSUs is subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(7)	This amount represents the number of PSUs that were impacted by the modification to Mr. Black’s new hire PSU grant to revert to the prior methodology for calculating TSR, and does not reflect a new grant to Mr. Black. Please see “—Equity Award Modification and Subsequent Reversal for Mr. Black” in the “Compensation Discussion and Analysis” section above for further information regarding this transaction.

(8)	For Mr. Olis, this award represents an operational efficiency-related cash incentive bonus opportunity of up to $250,000, for which he is eligible under the terms of his 2012 employment agreement, and which is solely based upon the achievement of specified cost reduction goals during 2014. Please see “—Elements of Compensation—Performance-Based Cash Bonuses” in the “Compensation Discussion and Analysis” section above for further information regarding the 2014 Bonus Program and the operational efficiency-related cash incentive bonus opportunity for Mr. Olis.

Outstanding Equity Awards as of December 31, 2014

The following table shows information regarding the outstanding equity awards (consisting of stock option, PSU and RSU awards) held by each of the NEOs as of December 31, 2014.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)
Paul M. Black	12/24/2012	—	—		—	—	146,844	(2)	1,875,198	—		—
	12/24/2012	—	—		—	—	—		—	55,066	(3)	703,196
	2/20/2013	—	—		—	—	—		—	131,027	(4)	1,673,215
	2/20/2013	—	—		—	—	147,405	(5)	1,882,362	—		—
	2/25/2014	—	—		—	—	—		—	6,753	(6)	86,238
	2/25/2014	—	—		—	—	67,532	(5)	862,384	—		—
	3/14/2014	—	—		—	—	—		—	36,756	(7)	469,374
Richard J. Poulton	10/29/2012	—	—		—	—	38,052	(8)	485,924	—		—
	10/29/2012	—	—		—	—	38,052	(8)	485,924	—		—
	2/20/2013	47,170	141,510	(9)	12.72	2/20/2020	—		—	—		—
	2/20/2013	—	—		—	—	—		—	41,929	(4)	535,433
	2/25/2014	—	—		—	—	43,220	(5)	551,919	—		—
	2/25/2014	—	—		—	—	—		—	2,161	(6)	27,596
Dennis M. Olis	11/12/2012	—	—		—	—	40,783	(8)	520,799	—		—
	11/12/2012	—	—		—	—	40,783	(8)	520,799	—		—
	2/20/2013	29,481	88,444	(9)	12.72	2/20/2020	—		—	—		—
	2/20/2013	—	—		—	—	—		—	26,206	(4)	334,651
	2/25/2014	—	—		—	—	27,013	(5)	344,956	—		—
	2/25/2014	—	—		—	—	—		—	1,351	(6)	17,248
Brian P. Farley	5/28/2013	—	—		—	—	20,322	(8)	259,512	—		—
	5/28/2013	27,095	81,287	(9)	13.84	5/28/2020	—		—	—		—
	5/28/2013	20,321	60,966	(9)	13.84	5/28/2020	—		—	—		—
	5/28/2013	—	—		—	—	—		—	24,085	(4)	307,565
	2/25/2014	—	—		—	—	27,013	(5)	344,956	—		—
	2/25/2014	—	—		—	—	—		—	1,351	(6)	17,248
James R. Hewitt	5/20/2013	—	—		—	—	166,548	(8)	2,126,818	—		—
	2/25/2014	—	—		—	—	20,260	(5)	258,720	—		—
	2/25/2014	—	—		—	—	—		—	1,013	(4)	12,936

(1)	The dollar amounts shown in each of these columns are determined by multiplying (i) the number of shares or units shown in such column by (ii) $12.77 (the closing price of the Company’s common stock on December 31, 2014).

(2)	One-third of this RSU award vests on the first anniversary of the grant date and the remainder vests on each monthly anniversary after the first anniversary of the grant date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(3)	This PSU award vests based on the Company’s relative TSR performance over the December 24, 2012 through December 24, 2015 performance period and the NEO’s continued service during the performance period.

(4)	This PSU award vests based on the Company’s relative TSR performance over the February 20, 2013 through February 20, 2016 performance period and the NEO’s continued service during the three-year performance period.

(5)	This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(6)	This PSU award vests based on the Company’s non-GAAP adjusted EBITDA and non-GAAP revenue performance over the January 1, 2014 through December 31, 2016 performance period and the NEO’s continued service during the three-year performance period.

(7)	This PSU award vests based on the Company’s stock price performance over the January 1, 2014 through December 31, 2016 performance period and the NEO’s continued service during the three-year performance period.

(8)	This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(9)	This non-qualified stock option award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

2014 Stock Vested

The following table shows information regarding the vesting during 2014 of stock awards previously granted to the NEOs. No options were exercised by the NEOs during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Paul M. Black	261,632	4,341,869
Richard J. Poulton	67,403	1,084,461
Dennis M. Olis	59,128	837,189
Brian P. Farley	23,634	350,492
James R. Hewitt	83,274	1,210,804

(1)	The value realized equals the fair market value of the Company’s common stock on the vesting date multiplied by the number of shares vested. Upon release of the RSUs, shares may be surrendered to satisfy minimum income tax-withholding requirements. The amounts shown are gross amounts absent netting for shares surrendered.

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with each of the NEOs (other than Mr. Hewitt) that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The estimated benefits to be provided to the NEOs in each of those situations are described below, including a summary of payments that would have been required had a termination or change of control taken place on December 31, 2014, based upon the per share closing price of the Company’s common stock ($12.77) on such date:

Payments Made Upon Termination

The employment agreements for each of the NEOs (other than Mr. Hewitt) provide for payments of certain benefits, as described above, upon the termination of the employment of such NEO. Each such NEO’s rights upon a termination of his employment depend upon the circumstances of his termination. Central to an understanding of the rights of each such NEO is an understanding of the definitions of “Cause” and “Constructive Discharge” that are used in their respective employment agreements. For purposes of those employment agreements:

•

The Company has “Cause” to terminate such NEO for such NEO’s: (i) willful or grossly negligent failure to perform duties; (ii) violation of law that is materially injurious to the operations or reputation of the Company; (iii) conviction of a crime involving the Company’s property or constituting a felony or involving fraud or moral turpitude; or (iv) material violation of a general Company policy or refusal to follow lawful directions of the Board.

•

A “Constructive Discharge” generally means: (i) a failure of the Company to meet its obligations, in any material respect, under the employment agreement, including, without limitation, a reduction of or failure to pay base salary; (ii) a material diminution in or other substantial adverse alteration in the nature or scope of such NEO’s responsibilities; or (iii) the relocation by more than fifty miles of such NEO’s principal place of business.

The employment agreements require, as a precondition to the receipt of these payments, that the applicable NEO sign a standard form of release of employment claims. They also include non-competition and non-solicitation provisions that apply for one year following such NEO’s termination of employment and a confidentiality provision.

Payment Obligations for Termination by the Company with Cause or upon Death or Disability or by the NEO Without Constructive Discharge

If an NEO (other than Mr. Hewitt) is terminated by the Company for Cause or as a result of such NEO’s death or disability (as defined in the respective employment agreement), or if an NEO (other than Mr. Hewitt) terminates his employment without Constructive Discharge, he is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;

•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs; and

•

As provided in the award agreements governing the PSUs granted to such NEOs in 2013 and 2014, accelerated vesting of such awards at 100% of target level in the case of a termination due to such NEO’s death or disability.

Payment Obligations for Termination by the Company Without Cause or Due to Constructive Discharge

If an NEO (other than Mr. Hewitt) is terminated by the Company without Cause or an NEO (other than Mr. Hewitt) terminates his employment for Constructive Discharge (except during the two-year period following a change of control), he is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;

•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the terminated occurs (as determined and payable had there been no termination);

•

Severance equal to 1x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 12 equal monthly installments or, in the case of Mr. Black, severance equal to 2x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 24 equal monthly installments;

•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, for 24 months; and

•

Pro-rata vesting of any unvested stock option or stock awards equal to (i) the number of shares of such award that would vest on the normal vesting date, but prorated to reflect such NEO’s period of service since the last regular vesting date (or grant date if termination occurs prior to the regular vesting of any shares subject to the award); and (ii) one additional year of vesting; provided, however, that for performance-based awards, vesting will be subject to the satisfaction of, and based on the level of performance achieved of, performance conditions; provided, further, that the vesting of RSU awards, other than the RSU awards granted to Mr. Black, do not accelerate upon such NEO’s termination of employment due to a constructive discharge.

Payment Obligations for Termination by the Company Without Cause for Mr. Hewitt

If Mr. Hewitt is terminated by the Company without Cause, under the Company’s general severance plan he is entitled to receive:

•	Severance equal to 1x base salary, to be paid in 12 equal monthly installments; and

•	Continuation of health benefits for 12 months.

In addition, Mr. Hewitt will be deemed to have remained employed by the Company for an additional 30 days, such that any of Mr. Hewitt’s equity-based compensation awards that would have become vested and/or exercisable during such 30-day period will become vested and/or exercisable.

Payment Obligations Upon Resignation Due to No Comparable Job Following a Change of Control

Pursuant to the employment agreements with Mr. Poulton and Mr. Olis, if a change of control occurs and prior to such event he is not offered a comparable job by the Company (or its successor), and he resigns on or within ten days of the change of control, then he is entitled to:

•	Full vesting of his outstanding equity awards, with such vesting at target levels for unearned performance-based share awards; and

•	A lump sum payment equal to 1x the value of his base salary plus target cash incentive bonus opportunity.

A “comparable job” under either Mr. Poulton’s or Mr. Olis’ employment agreement means employment following a change of control (i) with substantially the same duties and responsibilities as he held immediately prior to the change of control; (ii) within 50 miles of the location at which he provided services prior to the change of control; and (iii) at the same or increased base salary and target cash incentive bonus opportunity level as were in effect prior to the change of control. Pursuant to the terms of Mr. Black’s employment agreement, Mr. Black is not eligible to receive severance upon a resignation due to no comparable job following a change of control.

Severance Upon Termination Without Cause or Due to Constructive Discharge Following a Change of Control

Pursuant to the employment agreements with each of the NEOs other than Mr. Hewitt, if a change of control occurs and such NEO’s employment is terminated without Cause or due to Constructive Discharge within two years of a change of control or within 180 days before a change of control, then, in connection with such change of control, such NEO will receive:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards;

•	A lump sum payment equal to 2x the value of his base salary plus target cash incentive bonus opportunity; and

•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, 24 months.

Name	Base Severance Pay ($)	Accelerated Vesting of Equity Awards ($)	Continued Health Benefits ($)	Total ($)
Paul M. Black
Death or Disability	0	4,806,079	0	4,806,079
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	5,000,000	7,894,898	0	12,894,898
By Executive for Constructive Discharge	5,000,000	7,496,784	0	12,496,784
Change of Control (no comparable job and termination)	0	9,726,375	0	9,726,375
Change of Control (constructive discharge and termination)	5,000,000	9,726,375	0	14,726,375
Change of Control with Termination	5,000,000	9,726,375	0	14,726,375

Richard J. Poulton
Death or Disability	0	1,087,353	0	1,087,353
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	930,000	1,666,724	13,791	2,610,515
By Executive for Constructive Discharge	930,000	842,138	13,791	1,785,929
Change of Control (no comparable job and termination)	930,000	2,264,810	0	3,194,810
Change of Control (constructive discharge and termination)	1,860,000	2,264,810	13,791	4,138,601
Change of Control with Termination	1,860,000	2,264,810	13,791	4,138,601

Dennis M. Olis
Death or Disability	0	679,607	0	679,607
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	726,250	1,276,311	8,134	2,010,695
By Executive for Constructive Discharge	726,250	526,342	8,134	1,260,726
Change of Control (no comparable job and termination)	726,250	1,849,713	0	2,575,963
Change of Control (constructive discharge and termination)	1,452,500	1,849,713	8,134	3,310,347
Change of Control with Termination	1,452,500	1,849,713	8,134	3,310,347

Brian P. Farley
Death or Disability	0	652,521	0	652,521
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	682,500	754,721	13,791	1,451,012
By Executive for Constructive Discharge	682,500	457,542	13,791	1,153,833
Change of Control (no comparable job and termination)	0	1,053,996	0	1,053,996
Change of Control (constructive discharge and termination)	1,365,000	1,053,996	13,791	2,432,787
Change of Control with Termination	1,365,000	1,053,996	13,791	2,432,787

James R. Hewitt
Death or Disability	0	258,720	0	258,720
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	281,250	2,126,818	9,444	2,417,512
By Executive for Constructive Discharge	0	0	0	0
Change of Control (no comparable job and termination)	0	2,644,258	9,444	2,653,702
Change of Control (constructive discharge and termination)	281,250	2,644,258	9,444	2,934,952
Change of Control with Termination	281,250	2,644,258	9,444	2,934,952

COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee of the Board of Directors

Ralph H. “Randy” Thurman, Chairman
Michael A. Klayko
Anita V. Pramoda

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2014. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of four members: Messrs. Bascomb, Cindrich and Stevens and Ms. Pramoda. All of the members are independent directors as defined in NASDAQ’s listing standards and SEC regulations. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at investor.allscripts.com. The Audit Committee met nine times during the year ended December 31, 2014.

The Audit Committee is primarily responsible for:

•	assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others;

•	appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto;

•

overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto;

•

reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and

•

overseeing the risk assessments related to the Company conducted by the Company’s management, particularly those risks that could present a negative impact, prevent value creation, or erode existing value.

During 2014, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate executive sessions during its regularly scheduled meetings with Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2014, as well as with the Company’s Chief Executive Officer, Chief Financial Officer, and Head of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. At least quarterly, the Audit Committee met with the Company’s Chief Compliance Officer to discuss the effectiveness of the Company’s compliance program and to receive status reports regarding certain compliance and risk matters. The Audit Committee’s agenda is established by the Audit Committee’s chairman.

Throughout the year ended December 31, 2014, the Company’s management completed documentation, testing, and evaluation of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. No less than quarterly, the Company’s management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. The Company’s management concluded that the internal control over financial reporting was effective as of December 31, 2014. Management’s assessment, and Grant Thornton LLP’s audit, of the effectiveness of internal control over financial reporting were included in the Company’s Annual Report on 10-K for the year ended December 31, 2014, which was filed on March 2, 2015 with the SEC. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and the Company’s management’s preparations for the evaluation in 2015.

The Audit Committee is responsible for overseeing the risk assessments conducted by the Company’s management, particularly risks that could present a negative impact, prevent value creation, or erode existing value. These risk assessments will include:

•	discussing the Company’s policies and procedures regarding risk assessment and risk management regarding certain operational risks;

•	reviewing management’s assessment of risks identified in the Company’s legal and regulatory compliance programs and actions to be taken to mitigate these risks;

•	reviewing management’s assessment of risks related to financial reporting and actions to be taken to mitigate these risks; and

•	regularly reporting to the Board on its risk-related reviews and discussions and, as appropriate, recommending to the Board such actions as it deems necessary.

In fulfilling its responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the scope of the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. In March 2014, the Audit Committee resolved to initiate a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2014. After requesting proposals from several leading global public accounting firms, the Audit Committee conducted in-person interviews with the leading candidates. As a result of these proposals and interviews, in April 2014, the Company engaged Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

In deciding to engage Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014, as well as to reappoint Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, the Audit Committee took into consideration a number of factors, including an assessment of the professional qualifications and past performance of the lead audit partner and audit team, the quality of the Audit Committee’s ongoing discussions with the firm, and the support available to the Company from Grant Thornton LLP’s regional and national offices.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with the Company’s management and Grant Thornton LLP. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence from the Company.

In performing all of these functions, the Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the Company’s financial statements and other reports; and of the Company’s independent registered public accounting firm, who are engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2014, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee of the Board of Directors
Stuart L. Bascomb, Chairman
Robert J. Cindrich Anita V. Pramoda David D. Stevens

PROPOSALS

Overview of Proposals

This Proxy Statement contains four proposals requiring stockholder action:

•	Proposal One requests the election of seven directors to the Board.

•	Proposal Two requests the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

•	Proposal Three requests that stockholders vote on an advisory resolution approving the Company’s named executive officer compensation.

•	Proposal Four requests that stockholders approve the amendment and restatement of the Certificate of Incorporation.

Each proposal is discussed in more detail in the pages that follow.

Proposal One – Election of Directors

The Board has nominated directors Bascomb, Black, Chookaszian, Klayko, Pramoda, Stevens, and Thurman to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Mr. Cindrich, who has served on the Board since 2012, has notified the Board of his intention to not stand for re-election at the end of his current term, which will expire at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

Vote Required

In accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, then he or she will be elected as a director to serve until the Company’s 2016 Annual Meeting of Stockholders and until his or her successor has been duly elected or appointed and qualified, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, then he or she must tender a resignation as director, and such resignation will be considered by the Nominating Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Recommendations of the Board

The Board unanimously recommends that stockholders vote FOR the election of directors Bascomb, Black, Chookaszian, Klayko, Pramoda, Stevens, and Thurman.

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Grant Thornton LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the year ending December 31, 2015. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since March 2014. Prior to such time, Ernst & Young LLP served as the Company’s independent registered public accounting firm.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions. The Company does not expect that a representative of Ernst & Young LLP will be present at the Annual Meeting.

Fees Paid to Auditors

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2014 and December 31, 2013.

	Grant Thornton LLP	Ernst & Young LLP
	2014	2013
	($)	($)
Audit Fees(1)	1,907	5,366
Audit-Related Fees(2)	175	—
Tax Fees(3)	7	242
All Other Fees(4)	—	445

Total	2,089	6,053

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-related fees relate to professional services performed in connection with the Company’s Service Organization Controls (SOC) 2 reports.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(4)	All other fees relate to advisory services performed in connection with an information technology project and a subscription to the firm’s online research tools.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm within the four categories identified above.

Prior to engagement, the Audit Committee pre-approves all services to be performed by the independent registered public accounting firm. The fees are budgeted and the Audit Committee has established procedures to pre-approve fee adjustments due to changes in the scope of work or for other reasons. The Audit Committee may delegate pre-approval authority to one or more of its members.

Changes in Independent Registered Public Accounting Firm

In March 2014, the Audit Committee resolved to initiate a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ended December 31, 2014. As a result of this competitive process, on April 2, 2014, the Company engaged Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

In connection with the Audit Committee’s decision to initiate the competitive process, Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2013, informed the Company on March 6, 2014 that it declined to stand for re-election as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

The report of Ernst & Young LLP on the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of December 31, 2013 did not contain any adverse opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2013, and the subsequent interim period through March 5, 2014, there were no (i) “disagreements” (as such term is defined in Items 304(a)(1)(iv) of Regulation S-K) between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in its report on the consolidated financial statements for such year; or (ii) “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Ernst & Young LLP with a copy of the disclosures made in a Current Report on Form 8-K prior to the date it was filed with the SEC which was March 10, 2014. The Company requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of Ernst & Young LLP’s letter, dated March 10, 2014, was attached as Exhibit 16.1 to the above-referenced Current Report on Form 8-K.

During the fiscal year ended December 31, 2013, and the subsequent interim period through April 2, 2014, neither the Company nor anyone acting on its behalf consulted with Grant Thornton LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve this Proposal Two.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR Proposal Two.

Proposal Three – Advisory Vote to Approve Named Executive Officer Compensation

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” and “Executive Compensation” sections above). The Company believes it is appropriate to seek and take into account the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Compensation Committee seeks to establish and implement a compensation program for the Company’s named executive officers that emphasizes pay-for-performance, and is designed to meet the following objectives: (a) reward outstanding performance for an individual’s performance against corporate goals; (b) provide long-term incentive compensation through equity grants, a material portion of which are performance-based; (c) provide for compensation that is both competitive in the executive market and internally equitable; and (d) align the Company’s named executive officer compensation with the Company’s financial performance and the long-term interests of the Company’s stockholders.

In response to the low level of stockholder support (45% of votes cast) for the Company’s 2014 say-on-pay proposal, the Compensation Committee made changes to reinforce the Company’s serious commitment to a competitive compensation program that aligns executive pay with the Company’s performance. The Compensation Committee solicited feedback from several of the Company’s largest stockholders, and found that many viewed the Company’s February 2014 modifications to Mr. Black’s equity awards, as more fully described in “—Equity Award Modification and Subsequent Reversal for Mr. Black” in the “Compensation Discussion and Analysis” section above, as well as the Company’s decision to pay additional cash bonuses to certain key employees, including certain of the Company’s named executive officers, to each be inconsistent with the Company’s otherwise strong pay-for-performance compensation plan design.

After considering this stockholder feedback, the Company and Mr. Black entered into subsequent agreements that had the effect of unwinding the equity award modifications in their entirety, including the forfeiture of the additional equity award made as part of the modifications. The modifications were disclosed in a forward-looking manner in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders, and the modifications and subsequent cancellation of the modifications are described in more detail in “—Equity Award Modification and Subsequent Reversal for Mr. Black” in the “Compensation Discussion and Analysis” section above.

In addition, during 2014, the Compensation Committee continued its ongoing review of the Company’s executive compensation program with an enhanced focus on aligning executive pay with the Company’s performance. In designing the Company’s 2014 Bonus Program, the Compensation Committee established a formulaic program that funded cash incentive bonuses based exclusively on pre-established, quantitative performance goals (non-GAAP adjusted EBITDA and non-GAAP revenue), instead of qualitative metrics that would provide the Compensation Committee with discretion in determining cash incentive bonus payments. Other than the operational efficiency-related cash incentive bonus paid to Mr. Olis as part of his 2012 employment agreement, which is described in the “Compensation Discussion and Analysis” section above, the Company did not make any bonus payments to its named executive officers in 2014 outside of the 2014 Bonus Program, due in part to the stockholder feedback described above.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests that the Company’s stockholders vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders in their votes on this proposal, and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the Company’s annual meeting of stockholders. It is expected that the next say-on-pay vote will occur at the Company’s 2016 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve this Proposal Three.

Recommendation

The Board unanimously recommends that stockholders vote FOR Proposal Three.

Proposal Four – Amendment and Restatement of Certificate of Incorporation

The stockholders are being requested to approve the amendment and restatement of the Certificate of Incorporation, primarily in order to (i) delete certain obsolete provisions, which were instituted in connection the Company’s merger with Eclipsys Corporation in 2010 and that are no longer in effect, and (ii) make certain other clerical changes.

The Company believes that the amendment and restatement of the Certificate of Incorporation will improve current and prospective stockholders’ understanding of their rights as stockholders of the Company, and therefore is in the best interests of the Company and its stockholders. If this Proposal Four is approved by the Company’s stockholders, the Company intends to file the Fifth Amended and Restated Certificate of Incorporation, which is attached to this Proxy Statement as Annex A, with the Secretary of State of Delaware promptly after the Annual Meeting. The amendment and restatement of the Certificate of Incorporation will be effective on the date the Fifth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.

The description in this Proxy Statement of the proposal Fifth Amended and Restated Certificate of Incorporation of the Company contemplated by this Proposal Four is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed Fifth Amended and Restated Certificate of Incorporation, which is attached to this Proxy Statement as Annex A. For convenience of reference, a copy of the proposed changes to the existing Certificate of Incorporation, with deleted text shown in strikethrough and added text shown as double-underlined, is attached to this Proxy Statement as Annex B.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon is required to approve this Proposal Four.

Recommendation

The Board unanimously recommends that stockholders vote FOR Proposal Four.

Other Matters

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 14, 2015

ANNEX A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts -Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008. A Third Amended and Restated Certificate of Incorporation increasing the number of authorized shares was filed with the Secretary of State of the State of Delaware on August 9, 2010. A Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 23, 2010.

2. The Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Fifth Amended and Restated Certificate of Incorporation).

3. This amendment and restatement of the Fourth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action having voted in favor of the adoption of such amendment and restatement at an annual meeting of the stockholders of the Corporation duly called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Fifth Amended and Restated Certificate of Incorporation of the Corporation on the     day of                     , 2015.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:
Name: Richard J. Poulton
Title: Chief Financial Officer

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, no holder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH.

1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time exclusively by the affirmative vote of a majority of the Board of Directors. At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year and until his or her successor is duly elected or his or her earlier resignation or removal.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

6. The Board of Directors may, pursuant to this Certificate of Incorporation, or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors.

7. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

8. Except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board of Directors or the Board of Directors in the manner provided in the By-Laws of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in the manner provided in the By-Laws.

EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders and may not be effected only by consent in writing by such stockholders.

NINTH. Subject to Article VIII of the By-Laws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.

TENTH.

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.

(b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.

TWELFTH. The Corporation has elected to be governed by Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute.

ANNEX B

MARKED COPY OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

~~FOURTH~~FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS~~-MISYS~~ HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS~~-MISYS~~ HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

~~1. The name of the Corporation formerly known as Allscripts-Misys Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).~~

~~2~~1. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts -Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008. A Third Amended and Restated Certificate of Incorporation increasing the number of authorized shares was filed with the Secretary of State of the State of Delaware on August 9, 2010. A Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 23, 2010.

~~3~~2. The Corporation’s ~~Third~~Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections ~~228,~~ 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s ~~Fourth~~Fifth Amended and Restated Certificate of Incorporation).

~~4~~3. This amendment and restatement of the ~~Third~~Fourth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections ~~228,~~ 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action ~~at a meeting at which all shares entitled to vote thereon were present and voted having consented to~~having voted in favor of the adoption of such amendment and restatement at an annual meeting of the stockholders of the Corporation duly called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this ~~Fourth~~Fifth Amended and Restated Certificate of Incorporation of the Corporation on the ~~23rd~~    day of ~~August                    , 2010~~2015.

ALLSCRIPTS~~-MISYS~~ HEALTHCARE SOLUTIONS, INC.

By:	~~/s/ Glen Tullman~~
	Name:	~~Glen Tullman~~Richard J. Poulton
	Title:	Chief ~~Executive~~Financial Officer

~~EXHIBIT A~~

~~FOURTH~~FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is ~~1209 Orange Street~~160 Greentree Drive, Suite 101, in the City of ~~Wilmington~~Dover, County of ~~New Castle~~Kent, 19904. The name of the Corporation’s registered agent at such address is ~~The Corporation Trust Company~~National Registered Agents, Inc.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, no holder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH.

1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time exclusively by the affirmative vote of a majority of the Board of Directors~~; provided, however, that for the three-year period commencing on the date on which the transactions contemplated by the Agreement and Plan of Merger, dated as of June 9, 2010, among the Corporation, Arsenal Merger Corp. and Eclipsys Corporation (as may be amended from time to time, the “Eclipsys Merger Agreement”) are consummated (the “Eclipsys Closing”), the number of directors of the Corporation shall be fixed from time to time during such three-year period solely by the affirmative vote of no less than a two-thirds majority of the entire Board of Directors (a “Supermajority Vote”); provided, further, that, if during such three-year period, the number of Directors that Misys plc (“Misys”) shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement (as defined below) is permanently reduced to one (1) or zero (0), then the number of directors of the Corporation shall be fixed at nine (9) during such three-year period unless a different number is approved by the Board of Directors by a Supermajority Vote. Notwithstanding the foregoing, the Board of Directors shall not fix the number of directors in a manner that would prevent any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee from exercising the authority of each such committee provided for in Article SEVENTH, Section 6 hereof~~. At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year and until his or her successor is duly elected or his or her earlier resignation or removal.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock ~~and except as set forth in Article SEVENTH, Section 6 hereof~~, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence ~~or Article SEVENTH, Section 6 hereof~~ shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

6. ~~Committees.(a~~) The Board of Directors may, pursuant to this Certificate of Incorporation, or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors.

~~(b) (i) Upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors of the Corporation shall be comprised of a majority of Allscripts Directors (as defined below, and, for the avoidance of doubt, a Misys Director (as defined below) shall not constitute an Allscripts Director) and at least one Eclipsys Director (as defined below), and (ii) the Nominating and Governance Committee shall include one (1) Misys Director in accordance with, and to the extent required by, the Amended and Restated Relationship Agreement, dated as of August 20, 2010 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys, which Misys Director shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market; provided, that if no Misys Director meets such criteria for independence with respect to the Corporation, then the Nominating and Governance Committee shall not include any Misys Director.~~

~~(c) Subject to Article SEVENTH, Section 6(d), the Corporation shall have a Misys Nominating Committee, which shall consist only of directors that have been nominated by Misys pursuant to Section 3 of the Relationship Agreement or appointed pursuant to this Article SEVENTH, Section 6(c) (the “Misys Directors”). The Misys Nominating Committee shall have the following powers and responsibilities: (i) the sole authority to nominate to the Board of Directors up to two (2) Directors in accordance with Section 3 of the Relationship Agreement to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation; provided, however, that if the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to one (1), then the number of Directors that the Misys Nominating Committee shall have the authority to nominate shall be permanently reduced to one (1); provided, further, that if at any time the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero, then, the Misys Nominating Committee shall permanently cease to have the authority to nominate any Directors to stand for election by stockholders; and (ii) for so long as the Misys Nominating Committee has the authority to nominate directors to be elected by the stockholders pursuant to subclause (i) above, in the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, the sole authority to appoint a Director to fill such vacancy on the Board of Directors. In the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, at a time at which Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and there are no remaining Misys Directors serving on the Misys Nominating Committee, then Misys shall have the right to recommend to the Nominating and Governance Committee a person to fill such vacancy and the Nominating and Governance Committee shall, in accordance with Section 3.2 of the Relationship Agreement and applicable law, appoint such person to the Board of Directors to fill the vacancy.~~

~~(d) In the event that Misys’s right to nominate Directors for election by stockholders is permanently reduced or eliminated as set forth in Section 3 of the Relationship Agreement then (i) the term of the appropriate number of Misys Directors shall automatically terminate and such Misys Directors shall resign or be removed in accordance with the Relationship Agreement and (ii) the vacancies resulting therefrom shall be filled by the affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by a sole remaining Director, to serve until the next annual meeting of stockholders. In the event that the Misys Nominating Committee permanently ceases to have authority to nominate any Directors for election by stockholders as set forth in Article SEVENTH, Section 6(c)(i) above, the Misys Nominating Committee shall be dissolved and Article SEVENTH, Sections 6(b)(ii), (c) and (d) shall no longer be in effect.~~

~~(e) Subject to the proviso of this Article SEVENTH, Section 6(e), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Eclipsys Nominating Committee, which shall initially consist of up to three (3) of the Eclipsys Directors (as defined below), and shall have the sole authority to~~

~~(i) nominate to the Board of Directors up to three (3) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, disqualification, removal or other cause of any Eclipsys Director; provided, however, that (x) the authority of the Eclipsys Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Eclipsys Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Eclipsys Nominating Committee to appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, removal or other cause of any Eclipsys Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Eclipsys Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(e) shall no longer be in effect on the earlier of (i) the date on which no Eclipsys Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Eclipsys Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Eclipsys Directors” shall mean the three (3) directors designated by Eclipsys Corporation in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(e).~~

~~(f) Subject to the proviso of this Article SEVENTH, Section 6(f), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Allscripts Nominating Committee, which shall initially consist of up to three (3) of the Allscripts Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to four (4) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, disqualification, removal or other cause of any Allscripts Director; provided, however, that (x) the authority of the Allscripts Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Allscripts Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Allscripts Nominating Committee to appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, removal or other cause of any Allscripts Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Allscripts Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(f) shall no longer be in effect on the earlier of (i) the date on which no Allscripts Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Allscripts Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Allscripts Directors” shall mean the four (4) directors designated by Allscripts in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(f).~~

~~(g) If, during the three-year period commencing on the date of the Eclipsys Closing, a vacancy is created on the Board of Directors as a result of (i) the death, resignation, disqualification, removal or other cause of the Independent Director (as defined in the Eclipsys Merger Agreement) or (ii) the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero (0), such vacancy shall be filled by the affirmative vote of a majority of the members of the Nominating and Governance Committee of the Board of Directors.~~

7. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

8. Except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board of Directors or the Board of Directors in the manner provided in the By-Laws of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in the manner provided in the By-Laws.

EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders and may not be effected only by consent in writing by such stockholders.

NINTH. Subject to Article VIII of the By-Laws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.

TENTH.

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.

(b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By–-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.

TWELFTH. The Corporation has elected to be governed by Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute~~; provided, however, that for so long as Misys retains the authority to nominate at least one Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof, then Article SEVENTH, Sections 3, 6(b)(ii), 6(c) and 6(d) and this Article THIRTEENTH with respect to such Sections, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the entire Board of Directors and the unanimous vote of the Misys Directors or, so long as Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof and no Misys Director is currently serving, with the written consent of Misys; provided,further, that, for so long as the Eclipsys Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Eclipsys Directors pursuant to Article SEVENTH, Section 6(e) hereof, then Article SEVENTH, Section 6(e) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Eclipsys Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for so long as the Allscripts Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Allscripts Directors pursuant to Article SEVENTH,~~

~~Section 6(f) hereof, then Article SEVENTH, Section 6(f) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Allscripts Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for the three-year period commencing on the Eclipsys Closing Date, Article SEVENTH, Section 1, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote; provided, further, that, the penultimate sentence of Article SEVENTH, Section 1 may not be amended with respect to any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee so long as such committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Directors pursuant to Article SEVENTH, Section 6 hereof; provided, further, that, until the date of the Corporation’s 2011 annual meeting of the stockholders, Article SEVENTH, Section 3, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote.~~

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

222 MERCHANDISE MART PLAZA, SUITE 2024

CHICAGO, IL 60654

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The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a.	Stuart L. Bascomb	☐	☐	☐
1b.	Paul M. Black	☐	☐	☐
								For	Against	Abstain
1c.	Dennis H. Chookaszian	☐	☐	☐	4	To approve the amendment and restatement of the Company’s Fourth Amended and Restated Certificate of Incorporation.		☐	☐	☐
1d.	Michael A. Klayko	☐	☐	☐
1e.	Anita V. Pramoda	☐	☐	☐
1f.	David D. Stevens	☐	☐	☐
1g.	Ralph H. Thurman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
3	To approve, on an advisory basis, the Company’s named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 29, 2015 10:00 AM

The undersigned hereby appoints Paul M. Black and Richard J. Poulton as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), held of record by the undersigned at the close of business on April 2, 2015 at the Annual Meeting of Stockholders to be held on May 29, 2015, 10:00am central time at Allscripts’ principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, or any adjournment or postponement thereof (the “Annual Meeting”), and authorizes and instructs said proxies to vote in the manner directed below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL director nominees and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

Continued and to be signed on reverse side